UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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CENTRAL PACIFIC FINANCIAL CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CENTRAL PACIFIC FINANCIAL CORP.
220 South King Street
Honolulu, Hawaii 96813
(808) 544-0500

MAY 22, 2007 ANNUAL MEETING
YOUR VOTE IS IMPORTANT

March 29, 2007

Dear Fellow Shareholder:

On behalf of your Board of Directors, we cordially invite you to attend the 2007 Annual Meeting of Shareholders of Central Pacific Financial Corp. The Annual Meeting will be held on May 22, 2007, at 6:00 p.m., Hawaii time, in the Carnation Room of the Ala Moana Hotel, 410 Atkinson Drive, Honolulu, Hawaii.

The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe matters to be acted upon at the Annual Meeting. Please give these materials your prompt attention. Then, we ask that you sign, date and mail promptly the enclosed Proxy Card in the enclosed postage-paid envelope to ensure that your shares are voted accordingly. Shareholders who attend the meeting may withdraw their proxy and vote in person if they wish to do so.

We appreciate your continued interest in Central Pacific Financial Corp. and are confident that, as in the past, you will continue to vote your shares.

Sincerely,

RONALD K. MIGITA	CLINT ARNOLDUS
Chairman	Vice Chairman, Chief Executive Officer and President

CENTRAL PACIFIC FINANCIAL CORP.
220 South King Street
Honolulu, Hawaii 96813
(808) 544-0500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 22, 2007

TO THE SHAREHOLDERS OF CENTRAL PACIFIC FINANCIAL CORP.:

NOTICE IS HEREBY GIVEN that, pursuant to its Restated Bylaws and the call of its Board of Directors, the Annual Meeting of Shareholders (the “Meeting”) of Central Pacific Financial Corp. (the “Company”) will be held in the Carnation Room of the Ala Moana Hotel, 410 Atkinson Drive, Honolulu, Hawaii, on May 22, 2007, at 6:00 p.m., Hawaii time, for the purpose of considering and voting upon the following matters:

(i)            Election of Directors.   To elect five persons to the Board of Directors for a term of three years and to serve until their successors are elected and qualified, as more fully described in the accompanying Proxy Statement.

(ii)        Ratification of Appointment of Independent Registered Public Accounting Firm.   To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

(iii)    Amendment of the Central Pacific Financial Corp. 2004 Stock Compensation Plan.   To amend the Company’s 2004 Stock Compensation Plan in order to increase the number of shares available for issuance pursuant to awards granted under the Plan from 1,500,000 to 2,500,000.

(iv)      Other Business.   To transact such other business as may properly come before the Meeting and at any and all adjournments thereof.

Only those shareholders of record at the close of business on March 15, 2007 shall be entitled to notice of and to vote at the Meeting.

SHAREHOLDERS ARE URGED TO SIGN AND RETURN THE ENCLOSED PROXY IN THE POSTAGE PREPAID ENVELOPE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT THEY PLAN TO ATTEND THE MEETING IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY WITHDRAW THEIR PROXY AND VOTE IN PERSON IF THEY WISH TO DO SO.

By order of the Board of Directors,

GLENN K. C. CHING
Senior Vice President and Corporate Secretary
Dated: March 29, 2007

CENTRAL PACIFIC FINANCIAL CORP.
220 South King Street
Honolulu, Hawaii 96813
(808) 544-0500

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

MAY 22, 2007

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation of proxies (“Proxies”) by the Board of Directors (the “Board”) of Central Pacific Financial Corp. (the “Company”) for use at the Annual Meeting of Shareholders (the “Meeting”) of the Company to be held in the Carnation Room of the Ala Moana Hotel, 410 Atkinson Drive, Honolulu, Hawaii, on May 22, 2007, 6:00 p.m., Hawaii time, and at any and all adjournments thereof. The approximate date on which this Proxy Statement and accompanying Notice and form of proxy are first being mailed to shareholders is April 6, 2007.

Matters to be Considered

The matters to be considered and voted upon at the Meeting will be:

(i)            Election of Directors.   To elect five persons to the Board for a term of three years and to serve until their successors are elected and qualified.

(ii)        Ratification of Appointment of Independent Registered Public Accounting Firm.   To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

(iii)    Amendment of the Central Pacific Financial Corp. 2004 Stock Compensation Plan.   To amend the Company’s 2004 Stock Compensation Plan in order to increase the number of shares available for issuance pursuant to awards granted under the Plan from 1,500,000 to 2,500,000.

(iv)      Other Business.   To transact such other business as may properly come before the Meeting and at any and all adjournments thereof.

Record Date, Outstanding Securities and Voting Rights

The Board fixed the close of business on March 15, 2007 as the record date (the “Record Date”) for the determination of the shareholders of the Company entitled to notice of and to vote at the Meeting. Only holders of record of shares of Common Stock at the close of business on the Record Date will be entitled to vote at the Meeting and at any adjournment or postponement of the Meeting. There were 30,755,747 shares of the Company’s common stock, no par value (“Common Stock”), issued and outstanding on the Record Date, held by approximately 3,525 holders of record.

Each holder of Common Stock will be entitled to one vote, in person or by proxy, for each share of Common Stock standing in the holder’s name on the books of the Company as of the Record Date on any matter submitted to the vote of the shareholders.

Quorum

The required quorum for the transaction of business at the Meeting is a majority of the total outstanding shares of Common Stock entitled to vote at the Meeting, either present in person or represented by proxy. Abstentions will be included in determining the number of shares present at the Meeting for the purpose of determining the presence of a quorum.

Broker Authority to Vote

Under the rules of the National Association of Securities Dealers, Inc., member brokers generally may not vote shares held by them in street name for customers unless they are permitted to do so under the rules of any national securities exchange of which they are a member. Under the rules of the New York Stock Exchange, Inc. (“NYSE”), a member broker who holds shares in street name for customers has the authority to vote on certain terms if it has transmitted proxy soliciting materials to the beneficial owner but has not received instructions from that owner. NYSE rules permit member brokers that do not receive instructions from their customers to vote on proposal numbers (i) and (ii), discussed above in their discretion. NYSE member brokers will not be permitted to vote on proposal number (iii) unless they receive instructions from their customers.

Vote Required to Approve the Proposals

Proposal 1: Election of Directors.   You may vote “FOR” or “WITHHOLD” with respect to any or all director nominees. The election of directors requires a plurality of the votes cast “FOR” the election of directors by the shares entitled to vote in the election at a meeting at which a quorum is present. Accordingly, the five directorships to be filled at the meeting will be filled by the five nominees receiving the highest number of “FOR” votes; votes that are “WITHHELD” will be excluded entirely from the vote and will have no effect on the outcome of the vote.

The Board recommends a vote “FOR” the election of all nominees as directors.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm.   The proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm requires the affirmative vote of shareholders holding not less than a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Meeting. An abstention from voting on the proposal to ratify the appointment of KPMG LLP will have the effect of a vote “AGAINST” the proposal.

The Board recommends a vote “FOR” ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

Proposal 3: Approval of Amendment of the Central Pacific Financial Corp. 2004 Stock Compensation Plan

On February 28, 2007, the Board, subject to approval of the Company’s shareholders at the Meeting, adopted a resolution approving an amendment to the Central Pacific Financial Corp. 2004 Stock Compensation Plan (the “Plan”) in order to increase the number of shares available for issuance pursuant to awards granted under the Plan from 1,500,000 to 2,500,000 (the “Amendment”). The central objectives of the Company’s compensation plans are to link compensation to the performance of the Company, to attract and retain highly qualified executives critical to the Company’s long-term success, and to align executives’ long-term interests with those of shareholders.

The Board recommends a vote “For” this amendment of the Central Pacific Financial Corp. 2004 Stock Compensation Plan. Adoption of the Amendment to the Plan was unanimously approved by the Board, subject to the receipt of shareholder approval. Approval of the Amendment to the Plan will require the affirmative vote of a majority of the outstanding shares of Common Stock present in person or by proxy and entitled to vote at the Meeting.

It is not anticipated that any matters will be presented at the Meeting other than as set forth in the accompanying Notice of the Meeting. If any other matters are presented properly at the Meeting, however, the Proxy will be voted by the Proxy holders in accordance with the recommendations of the Board.

Revocability of Proxies

Any shareholder who executes and delivers such Proxy has the right to revoke it at any time before it is exercised by filing with the Corporate Secretary of the Company an instrument revoking it or a duly executed Proxy bearing a later date. A Proxy may also be revoked by attending the Meeting and voting in person at the Meeting. Subject to such revocation, all shares represented by a properly executed Proxy received in time for the Meeting will be voted by the Proxy holders in accordance with the instructions on the Proxy. If your shares are held in street name, you should follow the instructions of your broker, banker or nominee regarding the revocation of proxies.

Solicitation of Proxies

This solicitation of Proxies is made on behalf of the Board, and the Company will bear the costs of the preparation of proxy materials and the solicitation of Proxies for the Meeting. It is contemplated that Proxies will be solicited principally through the mail, but directors, officers and regular employees of the Company or its subsidiary, Central Pacific Bank (the “Bank”), may solicit Proxies personally, by telephone, electronically or by other means of communication. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding these proxy materials to beneficial owners. The Company has retained D.F. King & Co., Inc. to assist it in connection with the solicitation of Proxies for a fee of approximately $9,000, plus reimbursement of expenses.

Principal Shareholders

Based on filings made under Section 13(d) and Section 13(g) of the Securities and Exchange Act of 1934, as amended, as of the Record Date, the following were the only persons known to management of the Company to beneficially own more than five percent of the Company’s outstanding Common Stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Private Capital Management, L.P.	2,475,637	(1)	8.1%
Bruce S. Sherman 8889 Pelican Bay Boulevard Suite 500 Naples, Florida 34108-7512
Barclays Global Investors, N.A.	2,572,742	(2)	8.39%
Barclays Global Fund Advisors 45 Fremont Street, 17th Floor San Francisco, California 94105-2228
Barclays Global Investors, Ltd.
1 Royal Mint Court London, England
Dimensional Fund Advisors LP	1,549,206	(3)	5.05%
1299 Ocean Avenue, 11th Floor Santa Monica, California 90401

(1)          According to a Schedule 13G/A filed on February 14, 2007, Private Capital Management, L.P. has shared dispositive and voting power over 2,247,386 shares, and sole voting and dispositive power over 228,251 shares.

(2)          According to a Schedule 13G filed on January 23, 2007, Barclays Global Investors, N.A. has sole dispositive power over 1,615,748 shares including 1,506,383 shares over which it has sole voting power,

Barclays Global Fund Advisors has sole dispositive and voting power over 937,445 shares, and Barclays Global Investors, Ltd. has sole dispositive and voting power over 19,549 shares.

(3)          According to a Schedule 13G/A filed on February 8, 2007, Dimensional Fund Advisors LP has sole voting and dispositive power over 1,549,206 shares.

Security Ownership of Directors, Nominees and Executive Officers

The following table sets forth certain information regarding beneficial ownership of Common Stock by each of the current directors, and the Named Executive Officers (as defined below under the heading “Compensation of Directors and Executive Officers—Executive Compensation”), as well as all directors and executive officers as a group, as of the close of business on March 15, 2007. Unless otherwise noted, the address of each person is c/o Central Pacific Financial Corp., 220 South King Street, Honolulu, Hawaii 96813.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Directors and Nominees
Clint Arnoldus	208,649	(3)	*
Richard J. Blangiardi	2,063	(4)	*
Christine H. H. Camp Friedman	3,519	(5)	*
Earl E. Fry	1,128	(6)
B. Jeannie Hedberg	4,330	(7)	*
Dennis I. Hirota	32,994	(8)	*
Clayton K. Honbo	500,556	(9)	1.63%
Paul J. Kosasa	30,138	(10)	*
Duane K. Kurisu	21,233	(11)	*
Colbert M. Matsumoto	23,243	(12)	*
Ronald K. Migita	200,449	(13)	*
Crystal K. Rose	4,800	(14)	*
Mike K. Sayama	20,013	(15)	*
Maurice H. Yamasato	14,880	(16)	*
Dwight L. Yoshimura	21,989	(17)	*
Named Executive Officers(18)
Blenn A. Fujimoto	33,192	(19)	*
Dean K. Hirata	35,226	(20)	*
Denis K. Isono	8,835	(21)	*
Curtis W. Chinn	3,739	(22)	*
Neal K. Kanda	26,097	(23)	*
All Directors and Executive Officers as a Group (20 persons)	1,197,073	(24)	3.89%

(*)          Less than one percent.

(1)          Except as otherwise noted below, each person has sole voting and investment powers with respect to the shares listed. The numbers shown include the shares actually owned as of March 15, 2007 and, in accordance with Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended, any shares of Common Stock that the person has the right or will have the right to acquire within 60 days of March 15, 2007.

       (2) In computing the percentage of shares beneficially owned by each person or group of persons named above, any shares which the person (or group) has a right to acquire within 60 days after March 15, 2007 are deemed outstanding for the purpose of computing the percentage of Common Stock beneficially owned by that person (or group) but are not deemed outstanding for the purpose of computing the percentage of shares beneficially owned by any other person.

       (3) 6,425 shares of Common Stock are held by a family trust for which Mr. Arnoldus and his wife are co-trustees. 2,540 shares of Common Stock are held under his account under the Central Pacific Bank 401(k) Retirement Savings Plan. 199,684 shares of Common Stock are those that he has the right to acquire by the exercise of stock options vested pursuant to the Company’s 1997 Stock Option Plan and 2004 Stock Compensation Plan.

       (4) 2,063 shares of Common Stock are held directly by Mr. Blangiardi with full voting power. Of the 2,063 shares, 935 shares do not have investment power.

       (5) 2,023 shares of Common Stock are held directly by Ms. Camp Friedman with full voting power. Of the 2,023 shares, 635 shares do not have investment power. 1,496 shares of Common Stock are held in her Simplified Employee Pension Plan Individual Retirement Account.

       (6) 1,128 shares of Common Stock are held directly by Mr. Fry with full voting and investment power.

       (7) 2,363 shares of Common Stock are held directly by Ms. Hedberg with full voting power. Of the 2,363 shares, 935 shares do not have investment power. 125 shares of Common Stock are held as a custodian for her grandson. 1,000 shares of Common Stock are held in a 401-K retirement savings plan. 842 shares of Common Stock are held for her account and benefit under the Central Pacific Financial Corp. Directors Deferred Compensation Plan.

       (8) 4,443 shares of Common Stock are directly held by Dr. Hirota with full voting power. Of the 4,443 shares, 935 shares do not have investment power. 11,520 shares of Common Stock are held jointly with his wife for which he has shared voting and investment powers with his wife. 31 shares of Common Stock are held by Dr. Hirota, as President of Sam O. Hirota, Inc. 17,000 shares of Common Stock that he has the right to acquire by the exercise of stock options vested pursuant to the Company’s 1997 Stock Option Plan.

       (9) 1,793 shares of Common Stock are held directly by Dr. Honbo with full voting power. Of the 1,793 shares, 935 shares do not have investment power. 126,967 shares of Common Stock are held in his sons’ and daughter’s trusts. 400 shares of Common Stock are held in his Individual Retirement Account. 364,396 shares are held by Pu’ahu’ula Management LLC which was formed by Dr. Honbo and his wife. 7,000 shares of common stock that he has the right to acquire by the exercise of stock options vested pursuant to the Company’s 1997 Stock Option Plan.

(10) 3,138 shares of Common Stock are held directly by Mr. Kosasa with full voting power. Of the 3,138 shares, 935 shares do not have investment power. 27,000 shares that he has the right to acquire by the exercise of stock options vested pursuant to the Company’s 1997 Stock Option Plan.

(11) 10,023 shares of Common Stock are directly held by Mr. Kurisu with full voting power. Of the 10,023 shares, 635 shares do not have investment power. 11,210 shares of Common Stock are those that he has the right to acquire by the exercise of stock options vested pursuant to the CB Bancshares, Inc. Directors Stock Option Plan, the Agreement and Plan of Merger dated April 22, 2004 between Central Pacific Financial Corp. and CB Bancshares, Inc., and the Company’s 1997 Stock Option Plan.

(12) 1,763 shares of Common Stock are directly held by Mr. Matsumoto with full voting power. Of the 1,763 shares, 635 shares do not have investment power. 10,368 shares of Common Stock are held for his account and benefit under the Central Pacific Financial Corp. Directors Deferred Compensation Plan. 4,000 shares are held jointly with his wife for which he has shared voting and investment powers with his wife. 7,112 shares of Common Stock are those he has the right to acquire by the exercise of stock options vested pursuant to the CB Bancshares, Inc. Directors Stock Option Plan, the Agreement and Plan of Merger dated April 22, 2004 between Central Pacific Financial Corp. and CB Bancshares, Inc., and the Company’s 1997 Stock Option Plan.

(13) 200,087 shares of Common Stock are held in Mr. Migita’s trust. 362 shares of Common Stock are directly held with full voting and investment power.

(14) 1,763 shares of Common Stock are directly held by Ms. Rose with full voting power. Of the 1,763 shares, 635 shares do not have investment power. 2,000 shares of Common Stock are held by her as trustee of her pension plan and 1,037 shares of Common Stock are held for her account and benefit under the Central Pacific Financial Corp. Directors Deferred Compensation Plan.

(15) 6,295 shares of Common Stock are directly held by Mr. Sayama with full voting power. Of the 6,295 shares, 635 shares do not have investment power. 13,718 shares of Common Stock are those that he has the right to acquire by the exercise of stock options vested pursuant to the CB Bancshares, Inc. Directors Stock Option Plan, the Agreement and Plan of Merger dated April 22, 2004 between Central Pacific Financial Corp. and CB Bancshares, Inc., and the Company’s 1997 Stock Option Plan.

(16) 14,880 shares of Common Stock are directly held by Mr. Yamasato with full voting power.  Of the 14,880 shares, 635 shares do not have investment power.

(17) 1,763 shares of Common Stock are directly held by Mr. Yoshimura with full voting power. Of the 1,763 shares, 635 shares do not have investment power. 20,226 shares of Common Stock are those that he has the right to acquire by the exercise of stock options vested pursuant to the CB Bancshares, Inc. Directors Stock Option Plan, the Agreement and Plan of Merger dated April 22, 2004 between Central Pacific Financial Corp. and CB Bancshares, Inc., and the Company’s 1997 Stock Option Plan.

(18) The following includes information regarding all the “Named Executive Officers” (as defined below under the heading “Compensation of Directors and Executive Officers—Executive Compensation”) except for Mr. Arnoldus, whose information is included in this table under the section heading “Directors and Nominees”.

(19) 2,000 shares of Common Stock are directly held by Mr. Fujimoto with full voting and investment power. 715 shares of Common Stock are held under his account under the Central Pacific Bank 401(k) Retirement Savings Plan. 30,477 shares of Common Stock are those that he has the right to acquire by the exercise of stock options vested pursuant to the Company’s 1997 Stock Option Plan.

(20) 4,507 shares of Common Stock are held in Mr. Hirata’s Individual Retirement Account. 30,719 shares of Common Stock are those that he has the right to acquire by the exercise of stock options vested pursuant to the CB Bancshares, Inc. Stock Compensation Plan, the Agreement and Plan of Merger dated April 22, 2004 between Central Pacific Financial Corp. and CB Bancshares, Inc., and the Company’s 1997 Stock Option Plan.

(21) 2,124 shares of Common Stock are directly held by Mr. Isono with full voting and investment power. 6,711 shares of Common Stock are those that he has the right to acquire by the exercise of stock options vested pursuant to the Company’s 1997 Stock Option Plan.

(22) 3,000 shares of Common Stock are directly held by Mr. Chinn with full voting power, but no investment power. 739 shares of Common Stock are held under his account under the Central Pacific Bank 401(k) Retirement Savings Plan.

(23) Mr. Kanda retired in March 2006. The latest information available was through September 15, 2006, on which date he directly held 9,759 shares of Common Stock, with full voting and investment power. 16,338 shares of Common Stock are those that he had the right to acquire by exercise of stock options.

(24) Total for all directors and executive officers as a group. There are no shares of Common Stock the above individuals have a right to acquire within 60 days after March 15, 2007.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s directors, executive officers and the beneficial holders of more than 10% of the Common Stock are required to file certain reports with the United States Securities and Exchange Commission regarding the amount of and changes in their beneficial ownership of the Company’s stock. Based on its review of copies of those reports, the Company is required to disclose known failures to file required forms, or failures to timely file required reports during the previous year. To the best knowledge of the Company, there were no failures to file or timely file such required reports during 2006 by any person who was at any time during 2006 a director, officer, beneficial owner of more than 10% of the Common Stock, or any other person subject to Section 16 of the U.S. Securities Exchange Act of 1934, as amended, with respect to the Company.

ELECTION OF DIRECTORS

The Company’s Bylaws currently provide for fifteen directors, five each serving as Class I, Class II and Class III directors, each class of directors serving for three-year terms. Five directors (out of a present total of fifteen) are to be elected at the Meeting to serve three-year terms expiring at the 2010 Annual Meeting of Shareholders and until their respective successors are elected and qualified. The nominees to serve as Class I directors for election at the Meeting are Clint Arnoldus, Christine H. H. Camp Friedman, Dennis I. Hirota, Ronald K. Migita, and Maurice H. Yamasato, all of whom are currently directors of the Company.

All nominees have indicated their willingness to serve and unless otherwise instructed, Proxies will be voted for all of the nominees. However, in the event that any of them should be unable to serve, the Proxy holders named on the enclosed Proxy Card will vote in their discretion for such persons as the Board may recommend.

There are no family relationships among directors or executive officers of the Company, and, as of the date hereof, no directorships are held by any director or director nominee with a company with a class of securities registered pursuant to Section 12 of the Exchange Act, or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940, except for Director Crystal K. Rose, who is a director of Hawaiian Holdings, Inc. (AMEX ticker “HA”).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE BOARD OF DIRECTORS’ NOMINEES.

DIRECTORS’ AND EXECUTIVE OFFICERS’ INFORMATION

The following table sets forth certain information with respect to each of the continuing directors, nominees and Named Executive Officers:

Name	Principal Occupation for the Past Five Years	Age	First Year Elected or Appointed as Officer or Director of the Company(1)	Term Expires
Nominees
ARNOLDUS, Clint

Vice Chairman, Chief Executive Officer and President, Central Pacific Financial Corp. (4/2006-present); Vice Chairman, Chief Executive Officer and President, Central Pacific Bank (4/2006-present); Vice Chairman and Chief Executive Officer, Central Pacific Financial Corp. (9/2004-4/2006); Vice Chairman and Chief Executive Officer, Central Pacific Bank (9/2004-4/2006); Vice Chairman and Chief Executive Officer, City Bank (9/2004-2/2005); Chairman, President and Chief Executive Officer, Central Pacific Financial Corp. (2002-9/2004); Chairman, President and Chief Executive Officer, Central Pacific Bank (2002-9/2004)

		60	2002	2007
CAMP FRIEDMAN, Christine H. H.	Managing Director, Avalon Development Company LLC (1999-present)	40	2004	2007
HIROTA, Dennis I., Ph.D.	President, Sam O. Hirota, Inc. Engineering and Surveying (1986-present)	66	1980	2007
MIGITA, Ronald K.	Chairman, Central Pacific Financial Corp. and Central Pacific Bank (9/2004-present); Chairman, City Bank (9/2004-2/2005); Director, Chief Executive Officer and President, CB Bancshares, Inc. (1997-9/2004); Vice Chairman and Chief Executive Officer, City Bank (1997-9/2004)	65	2004	2007
YAMASATO, Maurice H.	President, Yamasato Fujiwara Higa & Associates, Inc. (1987-present)	64	2004	2007
Continuing Directors
BLANGIARDI, Richard J.	Senior Vice President and General Manager, Emmis Operating Company (2002-present)	59	2003	2009
FRY, Earl E.	Executive Vice President, Chief Financial Officer and Secretary, Informatica Corporation (2003-present); Senior Vice President, Chief Financial Officer and Secretary, Informatica Corporation (2002-2003); Senior Vice President and Chief Financial Officer, Informatica Corporation (1999-2002)	48	2005	2008
HEDBERG, B. Jeannie, C.P.A.	Member, Hedberg, Batara & Vaughan-Sarandi, LLC (11/1/2005-present); Partner, Hedberg, Freitas, King & Tom (1969-10/31/2005)	63	2003	2008
HONBO, Clayton K., M.D.	Retired; Doctor of Obstetrics and Gynecology	69	1999	2009

KOSASA, Paul J.	President and Chief Executive Officer, MNS, Ltd., dba ABC Stores (1999-present)	49	2002	2009
KURISU, Duane K.	Chairman and Chief Executive Officer, aio, LLC, dba aio group (2001-present)	53	2004	2008
MATSUMOTO, Colbert M.	Chairman and Chief Executive Officer, Island Insurance Company, Ltd. (1999-present)	53	2004	2008
ROSE, Crystal K., J.D.	Partner, Bays Deaver Lung Rose & Holma (1989-present)	49	2005	2008
SAYAMA, Mike K., Ph.D.	Vice President, Hawaii Medical Service Association (1997-present)	52	2004	2009
YOSHIMURA, Dwight L.	Senior Vice President and Senior General Manager, GGP Limited Partnership (1991-present)	52	2004	2009
Named Executive Officers(2)
KANDA, Neal K. (Retired in 3/06)	President and Chief Operating Officer, Central Pacific Financial Corp. and Central Pacific Bank (9/2004-3/2006); Director, Central Pacific Bank (9/2004-3/2006); Director, City Bank (9/2004-2/2005); Director, Central Pacific Financial Corp. (8/25/04-1/31/05); President and Chief Operating Officer, City Bank (9/2004-2/2005); Vice President and Treasurer, Central Pacific Financial Corp. (2003-9/2004); Executive Vice President and Chief Financial Officer, Central Pacific Bank (2002-9/2004); Vice President, Treasurer and Secretary, Central Pacific Financial Corp. (2002-2003)	58	1991	(3)
CHINN, Curtis W.	Executive Vice President, Central Pacific Financial Corp. (4/2006-present); Executive Vice President and Chief Risk Officer, Central Pacific Bank (12/2006-Present); Executive Vice President and Chief Credit Officer, Central Pacific Bank (1/2006-12/2006); Senior Vice President & Commercial Banking Division Manager, Central Pacific Bank (3/2003-1/2006); Senior Vice President, Silicon Valley Bank (3/2001-12/2002)	51	2006	N/A
FUJIMOTO, Blenn A.	Vice Chairman, Central Pacific Financial Corp. (4/2006-present); Vice Chairman, Hawaii Market, Central Pacific Bank (1/2006-present); Executive Vice President, Hawaii Market, Central Pacific Bank (9/2004-12/2005); Executive Vice President, Hawaii Market, City Bank (9/2004-2/2005); Executive Vice President and Chief Financial Services Officer, Central Pacific Bank (2002-9/2004); Senior Vice President and Retail Division Manager, Central Pacific Bank (2000-2002)	48	2006	N/A

HIRATA, Dean K.

Vice Chairman and Chief Financial Officer, Central Pacific Financial Corp. (4/2006-present); Vice Chairman and Chief Financial Officer, Central Pacific Bank (1/2006-present); Executive Vice President and Chief Financial Officer, Central Pacific Financial Corp. (9/2004-4/2006); Executive Vice President and Chief Financial Officer, Central Pacific Bank (9/2004-12/2005); Executive Vice President and Chief Financial Officer, City Bank (2002-2/2005); Senior Vice President and Chief Financial Officer, CB Bancshares, Inc. (1999-9/2004); Senior Vice President and Chief Financial Officer, City Bank (1999-2002)

		49	2004	N/A
ISONO, Denis K.	Executive Vice President, Operations and Services, Central Pacific Financial Corp. and Central Pacific Bank (9/2004-present) Executive Vice President, Operations and Services, City Bank (9/2004-2/2005); Executive Vice President and Chief Operations Officer, Central Pacific Bank (2002-9/2004); Executive Vice President, Operations, Bank of Hawaii (2000-2002)	55	2002	N/A

(1)             All directors of the Company are also directors of the Bank. Dates prior to the formation of the Company in 1982 indicate the year first appointed director of the Bank. Dr. Hirota commenced service as a director of the Company on February 1, 1982, the date of formation of the Company. Dr. Hirota served as a director of the Company until April 23, 1985 when the Company’s shareholders adopted a classified Board and reduced the number of directors to nine. However, Dr. Hirota continued to serve on the Bank’s Board until he was reelected to the Company’s Board in 1986. Dr. Honbo has been a director of the Bank since 1986. Mr. Kosasa has been a director of the Bank since 1994. Mr. Arnoldus has been a director of the Bank since 2002. Mr. Blangiardi and Ms. Hedberg have been directors of the Bank since 2003. Ms. Camp Friedman, Ms. Rose, Mr. Kurisu, Mr. Matsumoto, Mr. Migita, Dr. Sayama, Mr. Yamasato and Mr. Yoshimura have been directors of the Bank since 2004. Mr. Fry has been a director of the Bank since 2005.

(2)             The following includes information regarding all the Named Executive Officers except for Mr. Arnoldus, whose information is included in this table under the section heading “Directors and Nominees.”

(3)             Mr. Kanda retired from the Company and the Bank effective March 31, 2006.

CORPORATE GOVERNANCE AND BOARD MATTERS

The Board has four (4) standing committees: an Audit Committee, a Compensation Committee, a Corporate Governance and Nominating Committee, and an Executive Committee.

During the fiscal year ended December 31, 2006, the Board held a total of six (6) meetings, including monthly, annual and special meetings. Each person who was a director of the Company during 2006 attended at least 75% of the total number of such Board meetings and 75% of the total number of meetings held by all committees of the Board on which he or she served during the year. The Company expects directors to attend the annual meetings of shareholders. Thirteen out of fifteen directors attended last year’s annual meeting of shareholders.

The following table sets forth the members of the Board as of the date of this Proxy Statement and the committees of the Board on which they serve.

Name of Director	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Executive Committee
Non-Employee Directors:
Richard J. Blangiardi		*	VC
Christine H. H. Camp Friedman	*			*
Earl E. Fry	VC			*
B. Jeannie Hedberg	C
Dennis I. Hirota			*
Clayton K. Honbo		*
Paul J. Kosasa		*
Duane K. Kurisu			*	*
Colbert M. Matsumoto		C	*	*
Ronald K. Migita				C
Crystal K. Rose			C	*
Mike K. Sayama	*
Maurice H. Yamasato	*
Dwight L. Yoshimura		VC
Employee Directors:
Clint Arnoldus				*

*                    = Member

C                  = Chair

VC        = Vice Chair

Ms. Rose, Chair of the Corporate Governance & Nominating Committee, has been chosen by the Board to serve as the presiding director for all meetings of the non-management directors in executive sessions. In Ms. Rose’s absence, Mr. Blangiardi, Vice Chair of the Corporate Governance & Nominating Committee, has been chosen by the Board to preside over these sessions of the Board.

Interested parties may communicate directly with the presiding director or with the non-management directors as a group, by writing to: Crystal K. Rose, Bays Deaver Lung Rose & Holma, 1099 Alakea Street, 16th Floor, Honolulu, Hawaii 96813. Alternatively, concerns may be made known and communicated directly to the presiding director or to the non-management directors as a group, through procedures set forth in the Company’s Complaint Policy which is available on the Company’s website (www.centralpacificbank.com).

Audit Committee

The Audit Committee held ten (10) meetings during 2006. The responsibilities of the Audit Committee are described below in the “Report of the Audit Committee” under the subheading “Report of the Audit Committee.” The Audit Committee operates under a Charter adopted by the Board. The Charter of the Audit Committee is available on the Company’s website (www.centralpacificbank.com), and is also available in print upon request (submit request for copies of the Charter to Central Pacific Financial Corp., Attn: Investor Relations, P.O. Box 3590, Honolulu, Hawaii 96811). The members of the Company’s Audit Committee are B. Jeannie Hedberg (Chair), Earl E. Fry (Vice Chair), Christine H. H. Camp Friedman, Mike K. Sayama and Maurice H. Yamasato, each of whom is “independent” within the meaning of the listing standards of the NYSE and the rules of the United States Securities and Exchange Commission (“SEC”). The Board has also determined that each member is financially literate, as such qualification is defined under the rules of the NYSE, and that Ms. Hedberg, Mr. Fry, and Ms. Camp Friedman have accounting or related financial management expertise, as such qualification is defined under the rules of the NYSE, and that Ms. Hedberg, Mr. Fry, and Ms. Camp Friedman is an “audit committee financial expert” within the meaning of the rules of the SEC. No member of the Audit Committee serves on the audit committee of any other publicly registered company.

Pursuant to the Company’s Audit Committee Charter, the Audit Committee reviews and evaluates all related party transactions that are material to the financial statements, and determines conflicts of interest pursuant to the Company’s Code of Conduct & Ethics and pursuant to its Code of Conduct & Ethics for Senior Financial Officers. In addition, certain loans to directors and executive officers and their related interests are subject to the lending restrictions set forth in Federal Reserve Board Regulation O and the lending policies and procedures of the Bank. Each director and executive officer is required to report to the Company, transactions with the Company in which they have an interest.

Compensation Committee

The Compensation Committee held six (6) meetings during 2006. The Compensation Committee’s primary purpose is to assist the Board in discharging the Board’s responsibilities relating to compensation of the Company’s executive officers by evaluating and recommending to the Board approval of executive officer benefit, bonus, incentive compensation, severance, equity-based or other compensation plans, policies and programs of the Company and providing an annual report on executive compensation for inclusion in the Company’s proxy statement. The functions of the Compensation Committee are further described in “COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS” below, under the subheading “Compensation Discussion and Analysis.” The Charter of the Compensation Committee is available on the Company’s website (www.centralpacificbank.com), and is also available in print upon request (submit request for copies of the Charter to Central Pacific Financial Corp., Attn: Investor Relations, P.O. Box 3590, Honolulu, Hawaii 96811). The members of the Company’s Compensation Committee are Colbert M. Matsumoto (Chair), Dwight L. Yoshimura (Vice Chair), Richard J. Blangiardi, Clayton K. Honbo and Paul J. Kosasa, each of whom is “independent” within the meaning of the listing standards of the NYSE, is a “nonemployee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 and is an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee held ten (10) meetings during 2006. The Corporate Governance and Nominating Committee is responsible for promoting the best interests of the Company and its shareholders through the implementation of sound corporate governance principles and practices, including identifying individuals qualified to become Board members, recommending nominees for directors of the Company, reviewing the qualifications and independence of the members of the Board and its committees, reviewing and monitoring the Company’s Corporate Governance Guidelines, monitoring the Board’s and the Company’s compliance regarding changes in corporate governance practices and laws and leading the Board in its annual review of the performance of the Board. The Charter of the Corporate Governance and Nominating Committee and the Company’s Corporate Governance Guidelines are available on the Company’s website (www.centralpacificbank.com), and are also available in print upon request (submit request for copies of the Charter or Guidelines to Central Pacific Financial Corp., Attn: Investor Relations, P.O. Box 3590, Honolulu, Hawaii 96811). The members of the Company’s Corporate Governance and Nominating Committee are Crystal K. Rose (Chair), Richard J. Blangiardi (Vice Chair), Dennis I. Hirota, Duane K. Kurisu and Colbert M. Matsumoto, each of whom is “independent” within the meaning of the listing standards of the NYSE.

Executive Committee

The Executive Committee provides an efficient means of considering such matters and taking such actions as may require the attention of the Board or the exercise of the Board’s powers or authority in the intervals between meetings of the Board and typically when the majority of the Board and its directors are generally unavailable. The Executive Committee is authorized to have and exercise all the powers of the Board in the management of the business and affairs of the Company while the Board is not in session, not in conflict, however, with any prior directions given, decisions made, or actions taken by the Board, and provided, further, that the Committee should only consider meeting when the majority of the Board and its directors are generally unavailable, or otherwise as may be permitted by the Board or by the Board approved and adopted Executive Committee Charter, such as, for example, to perform such other duties and responsibilities as may be requested by the Board. The members of the Executive Committee are Ronald K. Migita (Chair), Clint Arnoldus, Christine H.H. Camp Friedman, Earl E. Fry, Duane K. Kurisu, Colbert M. Matsumoto, and Crystal K. Rose.

Director/Executive Officer Stock Ownership Guidelines

On January 31, 2007, the Board reviewed and readopted (with minor changes to the prior guidelines) its stock ownership guidelines applicable to all directors and executive officers of the Company and the Bank. The guidelines generally provide that: (i) any non-management Company or Bank director should own, within five (5) years, Company common stock having a fair market value equal to five (5) times the director’s annual cash retainer; (ii) that the Chief Executive Officer and President of the Company or Bank should own, within five (5) years, Company common stock having a fair market value equal to four (4) times his annual base salary; (iii) that any Vice Chairman (officer/non-director position) of the Company or Bank should own, within five (5) years, Company common stock having a fair market value equal to three (3) times his annual base salary; and (iv) that any Executive Vice President of the Company or Bank should own, within five (5) years, Company common stock having a fair market value equal to two (2) times his annual base salary. For those directors and executive officers who were serving as of the date of the initial adoption of the guidelines on July 27, 2005, they have until August 1, 2010 to accumulate the amount of stock set forth in the guidelines as applicable to their position. For any director or executive officer appointed after August 1, 2005, they have five years from the date of their appointment to accumulate the amount of stock set forth in the guidelines as applicable to their position.

Equity Grant Guidelines

On October 25, 2006, the Board adopted equity grant guidelines applicable to all grants of Company equity whether in the form of Company stock, stock options, or other forms of equity grants, made by the Company to directors, officers or employees of the Company or any of its subsidiaries. The guidelines set forth the process by which grants will be made, to include how grants will be approved, when grants will be made, and how grants will be documented.

Director Independence and Relationships

The Board has determined, in accordance with our Standards Regarding Director Independence, that all of the members of the Board who are not also officers or employees of the Company or any of its affiliates, are “independent” within the meaning of the rules of the NYSE, with the exception of Director Ronald K. Migita. All of the directors, other than Mr. Clint Arnoldus, are non-employee directors. All committees of the Board are comprised solely of independent directors, with the exception of the Executive Committee in which however, five of seven of the members of the Executive Committee are independent directors. A copy of our Standards Regarding Director Independence is attached as Appendix A to this Proxy Statement.

With respect to those directors who were determined independent by the Board, the following transactions, relationships and arrangements were considered by the Board in its determination of a director’s independence and none were found to be material:

During year 2006, the following directors either directly and/or indirectly through companies in which they have a business interest or affiliation, received and/or had outstanding loans with the Bank:  Richard J. Blangiardi, Dennis I. Hirota, Clayton K. Honbo, Paul J. Kosasa, Colbert M. Matsumoto, Crystal K. Rose, Mike K. Sayama, and Maurice H. Yamasato.

During year 2006, the following directors either directly and/or indirectly through companies in which they have a business interest or affiliation, opened and/or maintained deposit, trust, investment and/or other banking accounts with the Bank:  Richard J. Blangiardi, Christine H. H. Camp Friedman, B. Jeannie Hedberg, Dennis I. Hirota, Clayton K. Honbo, Paul J. Kosasa, Duane K. Kurisu, Colbert M. Matsumoto, Crystal K. Rose, Mike K. Sayama, Maurice H. Yamasato, and Dwight L. Yoshimura.

During year 2006, the following directors served on boards of non-profit, community, charitable and/or cultural organizations, which received monetary donations from the Bank:  Richard J. Blangiardi, Christine H. H. Camp Friedman, Clayton K. Honbo, Paul J. Kosasa, Duane K. Kurisu, Colbert M. Matsumoto, Crystal K. Rose, Maurice H. Yamasato, and Dwight L. Yoshimura.

During year 2006, the following directors served on boards of companies that either directly or indirectly had business relationships with the Bank in the ordinary course of the Bank’s business, in which the directors had no involvement and which are on no more favorable terms than for other similarly situated matters:  Duane K. Kurisu, Colbert M. Matsumoto, and Crystal K. Rose.

During year 2006, the following directors served as officers of companies that either directly or indirectly had business relationships with the Bank in the ordinary course of the Bank’s business, in which the directors had no involvement and which are on no more favorable terms than for other similarly situated matters: Richard J. Blangiardi, Paul J. Kosasa, Duane K. Kurisu, Colbert M. Matsumoto, and Mike K. Sayama.

Indebtedness of Management

The Bank, which is a wholly owned subsidiary of the Company, has made loans to directors and executive officers, their immediate family members, and companies in which they have an interest, in the ordinary course of its business as a bank, which loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and which loans do not involve more than the normal risk of collectibility or present other unfavorable features.

Code of Conduct & Ethics

The Company is committed to promoting and fostering ethical conduct and sound corporate governance principles. The Company has a Code of Conduct & Ethics applicable to all employees, officers and directors of the Company. In addition, the Company also has a supplemental Code of Conduct & Ethics For Senior Financial Officers, which is applicable to the Chief Executive Officer, President, Chief Financial Officer, Controller, any other principal financial officer or principal accounting officer and any other person fulfilling and/or performing any similar role, function or capacity. Both of the aforementioned Codes of Conduct & Ethics are available on the Company’s website (www.centralpacificbank.com), and are also available in print upon request (submit request for copies of the Codes of Conduct & Ethics to Central Pacific Financial Corp., Attn: Investor Relations, P.O. Box 3590, Honolulu, Hawaii 96811).

Director Nomination Process

Director Qualifications.   The Corporate Governance and Nominating Committee is responsible for reviewing the qualifications and independence of director nominees in accordance with the criteria set forth in the Company’s Corporate Governance Guidelines. The general criteria considered include qualification as independent, diversity, age, skills, experience and other relevant considerations in the context of the needs of the Board.

Identifying and Evaluating Nominees.   The Board seeks to identify candidates for director positions that are best qualified and suited to meet the needs of the Company and to present these candidates for shareholder approval, as and when director positions become open and available. The Corporate Governance and Nominating Committee will first identify, review, evaluate and recommend to the Board, nominees for director positions. The Board will then vote whether or not to recommend such nominees to the Company’s shareholders for election.

In identifying potential director nominees, the Corporate Governance and Nominating Committee will search within the State of Hawaii and may search outside the State of Hawaii for any potential director candidates, and in this regard, may utilize the services of a professional search firm. While the same general criteria set forth above shall be applied in evaluating a candidate’s qualifications, it is difficult to enumerate all of the attributes, skills and qualities that the Corporate Governance and Nominating Committee and/or Board may, at any given point in time, determine, consider and value in evaluating, selecting and recommending director nominees. Accordingly, the Corporate Governance and Nominating Committee and the Board exercise their discretion and consider any circumstances, experiences, attributes, skills, qualities, and factors applicable to any director nominee with the intent and purpose of having the best qualified and best suited directors serving on the Board at all times, as well as ensuring that the Board as a whole is diverse and well rounded. The Board may enlist the services of a third party to conduct a background check or other investigation in order to determine whether a candidate meets any criteria.

Shareholder Nominees.   In accordance with the policies set forth in the Company’s Corporate Governance Guidelines, the Corporate Governance and Nominating Committee will consider properly submitted director nominees for election at the 2008 Annual Meeting of Shareholders recommended by shareholders if such recommendations are received in writing not less than 90 calendar days nor more than 120 calendar days prior to the first anniversary date of the annual meeting for the preceding year. Shareholder recommendations should be addressed to the Company’s Corporate Secretary, P.O. Box 3590, Honolulu, Hawaii 96811.

Communications with the Board

Shareholders of the Company may send written communications directly to the Board, addressed to: Board of Directors of Central Pacific Financial Corp., 220 South King Street, Third Floor, Honolulu, Hawaii 96813. Any such communication may be directed to the attention of the Chairman of the Board or the Chair of any Board Committee (such as, for example, the Chair of the Audit Committee or the Chair of the Corporate Governance and Nominating Committee) or to the non-management or independent directors. Shareholders sending such communications should include the following in their written communication: (a) such shareholder(s) should identify himself/herself/itself/themselves and provide reasonably satisfactory proof of their ownership of the Company’s stock; (b) such shareholder(s) should state in reasonable detail and communicate with reasonable clarity and specificity their issue or concern; and (c) such shareholder(s) should include their contact information (at a minimum, phone number and address). Shareholders who wish to communicate anonymously with the Board or any group of the Board should refer to the Company’s Complaint Policy. However, nothing that is stated in this paragraph shall override any requirements imposed on any shareholder communications under the Company’s Articles of Incorporation or Bylaws or other governing documents or by any law, rule or regulation.

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filings under the U.S. Securities Act of 1933, as amended, or under the U.S. Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this Report by reference.

The Audit Committee is comprised of five non-management directors and operates pursuant to a written charter that was readopted by our Board on February 28, 2007. The charter is also available on our website at http://www.centralpacificbank.com. During 2006, the Audit Committee held ten (10) meetings, including three executive sessions, three private sessions with management, five private sessions with  the independent auditors, and two private sessions with the Director of Internal Audit. The Audit Committee’s primary purposes are to:  (a) assist the Board in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the Company’s independent auditors’ qualifications and independence, and (iv) the performance of the Company’s internal audit function and independent auditors; (b) decide whether to appoint, retain or terminate the Company’s independent auditors and to pre-approve all audit, audit-related and other services, if any, to be provided by the independent auditors; and (c) prepare this Report. The Board has determined, upon the recommendation of the Corporate Governance and Nominating Committee, that each member of the Audit Committee is “independent” within the meaning of the rules of the NYSE and the SEC. The Board has also determined that each member is financially literate and that three members have accounting or related financial management expertise, as such qualifications are defined under the rules of the NYSE, and that the same three members are “audit committee financial experts” within the meaning of the rules of the SEC, being B. Jeannie Hedberg, Chair of the Audit Committee, Earl E. Fry, Vice Chair of the Audit Committee, and Christine H.H. Camp Friedman. The other members are Mike K. Sayama and Maurice H. Yamasato. The Audit Committee is established in accordance with Section 3(a)(58)(A) of the Exchange Act of 1934, as amended.

Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles and the establishment and effectiveness of internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles and auditing management’s assessment of the effectiveness of internal control over financial reporting. The independent auditors have free access to the Audit Committee to discuss any matters they deem appropriate.

In performing its oversight role, the Audit Committee has considered and discussed the audited financial statements with management and the independent auditors. The Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees adopted by the PCAOB. The Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, Independent Discussions with Audit Committees, as adopted by the PCAOB, and has discussed with the independent accountant the independent accountant’s independence. All non-audit services performed by the independent auditors must be specifically pre-approved by the Audit Committee or a member thereof.

During 2006, the Audit Committee performed all its duties and responsibilities under the Audit Committee Charter. In addition, based on the reports and discussions described in this Report, the Audit Committee recommended to the Board that the audited financial statements of the Company for 2006 be included in the Company’s Annual Report on Form 10-K for such fiscal year.

Respectfully submitted by the members of the Audit Committee of the Board:

B. JEANNIE HEDBERG, CHAIR
EARL E. FRY, VICE CHAIR
CHRISTINE H. H. CAMP FRIEDMAN
MIKE K. SAYAMA
MAURICE H. YAMASATO

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2) ($)	All Other Compensation ($)	Total ($)
Ronald K. Migita	$268,092	n/a	n/a	n/a	$0	n/a	$268,092
Richard J. Blangiardi	$49,800	$20,007	n/a	n/a	$0	n/a	$69,807
Christine H.H. Camp Friedman	$61,800	$20,007	n/a	n/a	$0	n/a	$81,807
Earl E. Fry	$51,800	$20,007	n/a	n/a	$0	n/a	$71,807
B. Jeannie Hedberg	$61,600	$20,007	n/a	n/a	$0	n/a	$81,607
Dennis I. Hirota	$58,200	$20,007	n/a	n/a	$0	n/a	$78,207
Clayton K. Honbo	$46,200	$20,007	n/a	n/a	$0	n/a	$66,207
Paul J. Kosasa	$42,600	$20,007	n/a	n/a	$0	n/a	$62,607
Duane K. Kurisu	$61,200	$20,007	n/a	n/a	$0	n/a	$81,207
Colbert M. Matsumoto	$58,800	$20,007	n/a	n/a	$0	n/a	$78,807
Crystal K. Rose	$71,600	$20,007	n/a	n/a	$0	n/a	$91,607
Mike K. Sayama	$48,600	$20,007	n/a	n/a	$0	n/a	$68,607
Maurice H. Yamasato	$46,400	$20,007	n/a	n/a	$0	n/a	$66,407
Dwight L. Yoshimura	$54,000	$20,007	n/a	n/a	$0	n/a	$74,007

(1)           This column represents the compensation cost of stock awards for fiscal year 2006, calculated in accordance with FAS 123R, using the assumptions described in note 13 of the financial statements filed with our Form 10-K for the year ended December 31, 2006, beginning at page 87. On March 15, 2006, each director (except Ronald K. Migita and Clint Arnoldus) was granted 570 shares of Common Stock with a grant date value of $35.10 per share, which equals the cost of the award calculated under FAS 123R. There were no restrictions on the stock awards.

(2)           We maintain a Directors Deferred Compensation Plan. Under the Directors Deferred Compensation Plan, deferred amounts are valued based on corresponding investments in certain investment funds offered by the Bank’s Trust Division which may be selected by the director. No Plan earnings are considered to be “above-market” or “preferential”.

The Company and the Bank pay each of their non-management directors $800 per Board meeting attended and $600 per Board committee meeting attended. In addition, the Company pays $10,000 annually to each non-management director, and the Bank pays $15,000 annually to each non-management director. We pay the Chair of the Audit Committee (Ms. Hedberg) $12,000 annually, the Chair of the Compensation Committee (Mr. Matsumoto) $8,000 annually, and the Chair of the Corporate Governance and Nominating Committee (Ms. Rose) $8,000 annually. In addition to Board and committee meeting fees, Mr. Migita’s fees include the salary earned while an employee of the Company through September 15, 2006 ($158,250), and his Chairman’s retainer earned as a non-employee director after September 15, 2006 ($76,042).

We did not grant any stock options to directors during 2006, and we do not provide any non-equity incentive compensation plans for our directors. We did not provide any compensation to our directors other than as reported in the table, above.

Non-employee directors of the Company and the Bank have been eligible to participate in the Company’s 1997 Stock Option Plan and continue to be eligible to participate in the Company’s 2004 Stock Compensation Plan. The Company has in recent years annually granted restricted Common Stock of the Company to non-employee directors of both the Company and the Bank. In March 2006, the Company granted the equivalent of $10,000 of the Company’s Common Stock to each of the Company’s non-employee directors, and in addition, the equivalent of $10,000 of the Company’s Common Stock to each of the Bank’s non-employee directors (where an individual is both a director of the Company and the Bank, they received a total of $20,000 worth of the Company’s Common Stock).

In October 2006, the Company’s Board approved the following with respect to the Company’s Chairman of the Board: an annual Chairman retainer of $200,000; discontinuance of the Company’s and Bank’s $10,000 and $15,000 respectively, annual Board retainers; disqualification from receiving any further equity grants from the Company; receipt of the standard Board meeting fee for each Board meeting he attends; receipt of the standard Board Committee meeting fee for each Board Committee meeting he attends and is a member of; and, receipt of other incidental items that reasonably relate to the performance of the duties of Chairman, such as, for example, an office, parking, cell phone, and business periodical subscriptions.

During 1997, non-employee directors received a one-time grant of stock options to purchase, in the aggregate, 294,000 shares of Common Stock at an exercise price of $8.9375 per share. Options vest at a rate of 3,000 shares per year until the earlier of the director’s retirement at age 70 or 10 years from the date of grant.

The Company also maintains a Directors Deferred Compensation Plan, which became effective as of January 1, 2001 (amended in October 2006 to comply with the requirements of Section 409A of the Internal Revenue Code) and under which each non-employee director of the Company and the Bank may elect to defer all or a portion of his or her annual and/or chair retainer and meeting fees. Under the Directors Deferred Compensation Plan, a participating director may elect from various payment alternatives, but full payout must occur by no later than the tenth anniversary of separation from service. Under the Directors Deferred Compensation Plan, deferred amounts are valued based on corresponding investments in certain investment funds offered by the Bank’s Trust Division which may be selected by the director. The Directors Deferred Compensation Plan is a nonqualified deferred compensation plan under which distributions are made from the general assets of the Company under the direction and oversight of the Compensation Committee.

COMPENSATION DISCUSSION AND ANALYSIS

Set forth below is a discussion of the Company’s compensation policies for 2006 applicable to the Company’s executives, including the Named Executive Officers, followed by a Report of the Compensation Committee.

The following Compensation Discussion and Analysis and Report of the Compensation Committee do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filings under the U.S. Securities Act of 1933, as amended, or under the U.S. Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate them by reference.

Compensation Philosophy and Objectives

The central principle of our compensation philosophy is that executive compensation should be aligned with shareholder value and determined primarily by performance. Our executive compensation programs are designed to:

•       Drive performance relative to our financial goals, balancing short-term operational objectives with long-term strategic goals;

•       Align executives’ long-term interests with those of shareholders;

•       Attract and retain the highly-qualified executives needed to achieve our goals, and maintain a stable executive management group;

•       Deliver compensation effectively, providing value to the executive at the least possible cost to us;

•       Allow flexibility in responding to changing laws, accounting standards, and business needs, as well as the constraints and dynamic conditions in the markets in which we do business;

•       For the three years following the 2004 merger with CB Bancshares, Inc., an additional goal is to facilitate the achievement of all cost and operational synergy objectives associated with the merger; and

•       Place a significant portion of total compensation at risk, contingent on our performance.

Our compensation structure is designed to position an executive’s total compensation at approximately the 70th percentile of a peer group of comparable, high-performing banks (discussed below under “Pay Level and Benchmarking”), assuming we perform at target levels. The Committee believes this positioning is appropriate to attract and retain top-caliber talent in a competitive market during a complex integration process. The competitive positioning of compensation at the 70th percentile is comparable to the expected competitive positioning of our financial performance at target levels.

For performance above target levels, we pay compensation above the target level of the 70th percentile. Consistent with our philosophy of linking compensation to performance, our compensation plans are designed to position total executive compensation at approximately the 85th percentile of the peer group when we achieve our maximum incentive goals. The maximum incentive goals are designed to be at levels comparable to the 85th percentile of peer financial performance, considering our strategic goals.

Role of the Compensation Committee

Committee Charter and Members

The Compensation Committee’s primary purpose is to assist the Board in discharging the Board’s responsibilities relating to our executive officers’ compensation. It evaluates and recommends to the Board appropriate policies and decisions relative to executive officer benefits, bonuses, incentive compensation, severance, and equity-based or other compensation plans. It also oversees preparation of executive compensation disclosures for inclusion in our Proxy Statement. The Charter of the Compensation Committee is available on our website (www.centralpacificbank.com), and is also available in print upon request (submit request for copies of the Charter to Central Pacific Financial Corp., Attn: Investor Relations, P.O. Box 3590, Honolulu, Hawaii 96811). As of December 31, 2006, the members of our Compensation Committee are Colbert M. Matsumoto (Chair), Dwight L. Yoshimura (Vice Chair), Richard J. Blangiardi, Clayton K. Honbo and Paul J. Kosasa, each of whom is “independent” within the meaning of the listing standards of the NYSE, a “non-employee director” within the meaning of Rule 16b-3 of the U.S. Securities Exchange Act of 1934, as amended, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

Interaction with Consultants

The Compensation Committee has historically engaged a compensation consultant to provide input on both Board and executive compensation issues. In 2006, the Compensation Committee retained Clark Consulting to assist with several projects. Clark Consulting is a firm that specializes in compensation matters for the banking industry. The consultant reports directly to the Compensation Committee, and all consulting projects performed by Clark Consulting are reviewed, approved and discussed with the Compensation Committee. Compensation projects with which the consultant assisted included benchmarking and tally sheet reviews of total compensation, reviewing our long-term incentive programs, implementing equity grant guidelines and assisting with implementation of executive retirement plans. There were no other relationships between the Company and Clark Consulting in 2006. The Compensation Committee periodically reviews the relationship with Clark Consulting and considers competitive proposals from other firms.

In addition, in 2006 the Corporate Governance and Nominating Committee considered our Chief Executive Officer’s (“CEO”) performance as part of its review of our corporate governance practices. As part of its review, this Committee received advice from T.K. Kerstetter, an independent consultant specializing in the banking industry, who assisted the Committee in its review and provided advice regarding various corporate governance matters. The consultant reported directly to the Corporate Governance and Nominating Committee and has not provided any other services to us. The Compensation Committee considered the recommendations of the Corporate Governance and Nominating Committee in making its year-end compensation determinations for our CEO.

Role of Executives in Compensation Committee Deliberations

The Compensation Committee frequently requests the CEO to be present at Committee meetings to discuss executive compensation and evaluate the performance of both the Company and individual executives. Other executives may attend Committee meetings to provide pertinent financial or legal information. Executives in attendance may provide their insights and suggestions, but only independent Compensation Committee members may vote on decisions regarding changes in executive compensation to recommend to the full Board.

The CEO does not provide recommendations for changes in his own compensation. The Compensation Committee discusses the CEO’s compensation with him, but final deliberations and all votes regarding the recommendation of his compensation to the full Board are made in executive session, without the CEO present. The Committee initiates any changes in the CEO’s compensation based on periodic market reviews and recommendations from Clark Consulting. Relative to executives other than the CEO, the Committee uses the CEO’s proposals and input from Clark Consulting in making its recommendations to the full Board.

Compensation Committee Activity

In 2006, the Compensation Committee met six times. Activities included reviewing tally sheet analyses of total compensation, benchmarking each element of compensation for each Named Executive Officer (“NEO”), and determining recommended incentive awards and salary increases based on performance.

Compensation Framework

We use a portfolio of pay components to balance various objectives. Our compensation structure is designed to place the majority of an executive’s direct compensation at risk, linked directly to our performance and shareholder value. The table below shows the percentage of direct compensation (all compensation excluding perquisites and retirement benefits) allocated to fixed salary and the annualized value of variable incentive components at different performance levels.

	2006 Mix of Fixed and Variable Pay—Percentage of Direct Compensation
	Percentage Based on Achieving Target Performance under Incentive Awards				Percentage Based on Achieving Maximum Performance under Incentive Awards
Executive	Salary	Annual Incentive Plan	Long-Term Incentive Plan	Total Variable Pay	Salary	Annual Incentive Plan	Long-Term Incentive Plan	Total Variable Pay
Clint Arnoldus	42%	25%	33%	58%	32%	28%	40%	68%
Dean K. Hirata	49%	24%	27%	51%	38%	29%	33%	62%
Blenn A. Fujimoto	49%	24%	27%	51%	38%	29%	33%	62%
Denis K. Isono	51%	23%	26%	49%	40%	28%	32%	60%
Curtis W. Chinn	51%	23%	26%	49%	40%	28%	32%	60%

Our executive compensation program consists of the following components:

•       Salary—fixed base pay that reflects each executive’s position, individual performance, experience, and expertise.

•       Annual Cash Incentive—pay that varies based on performance against annual business objectives; we communicate the associated performance metrics, goals, and award opportunities (expressed as a percentage of salary) to the executives at the beginning of the year.

•       Long-Term Incentives—cash and equity-based awards with values driven by performance over at least three years.

•       401(k) Retirement Savings Plan—which includes profit-sharing contributions.

•       Executive Retirement Benefits—the CEO and the Vice Chairs have Supplemental Executive Retirement Plan agreements (“SERP”).

•       Other Compensation—perquisites consistent with industry practices in comparable banking companies as well as broad-based employee benefits such as medical, dental, disability, and life insurance coverage. Certain executives have vested participation in our frozen Defined Benefit Pension Plan.

Salary

We pay our executives cash salaries intended to be competitive and consider the executive’s experience, performance, responsibilities, and past and potential contribution to the Company. There is no specific weighting applied to the factors considered, and the Committee uses its own judgment and expertise in determining appropriate salaries within the parameters of the compensation philosophy. We target salaries at about the 60th to 65th percentile of the peer group, with flexibility to reflect other market data and each executive’s situation. The salaries are at a lower competitive position (near the 60th percentile) than total compensation with target incentives (approximately the 70th percentile), reflecting our philosophy of placing a significant portion of total compensation at risk and linking it to performance.

Salary decisions also consider the positioning of projected total compensation with target-level performance incentives. Because incentive opportunities are defined as a percentage of salary, changes in salary have an effect on total compensation. Before recommending salary increases to the Board, the Committee reviews the projected total compensation based on the proposed salaries.

Annual Cash Incentive

We use annual incentives to focus executives’ attention on current strategic priorities and drive achievement of short-term corporate objectives. Awards are provided under the terms of the 2004 Annual Executive Incentive Plan. Executives with the corporate title of Executive Vice President or above during 2006, including all of the NEOs, are eligible to participate.

In 2006, the Committee defined specific threshold, target, and maximum award opportunities as a percentage of salary for each executive. When combined with the other compensation components, the annual incentive opportunities are designed to position total compensation at approximately the 70th percentile for target-level performance and the 85th percentile for maximum-level performance. The threshold goals are approximately 95% of target-level performance, and maximum goals represent approximately 120% of target.

The 2006 awards were contingent primarily on corporate performance relative to goals for Earnings Per Share (“EPS”), credit quality, and efficiency, with the target goal for each measure based primarily on our budget and the goals communicated to shareholders. In particular, the EPS goal received the highest weighting and was targeted in the range of $2.60 to $2.85. For our CEO, 60% of the award was based on corporate performance factors: 30% of the total award was based on EPS, 18% was based on credit quality, and 12% was based on an efficiency ratio. The remaining 40% of the award was based on executive performance, comprised of customer satisfaction, employee satisfaction, Board relations and leadership, each weighted 10% of the total. For our other NEOs, 60% of the award was based on the preceding corporate performance factors and 40% was based on individual unit/production performance objectives that varied by executive. Although we have the ability to adjust awards to reflect unusual circumstances, there were no discretionary adjustments to 2006 awards.

After considering the weighting of all criteria, the Compensation Committee determined that the three corporate objectives for 2006 were achieved at a combined level between threshold and target. The table below shows the award opportunities at threshold, target, and maximum, as well as each executive’s actual award as a percentage of salary.

	Annual Incentive Opportunity as Percent of Salary			Actual
Executive (1)	Threshold	Target	Max	Award
Clint Arnoldus	48%	60%	90%	50%
Dean K. Hirata	40%	50%	75%	49%
Blenn A. Fujimoto	40%	50%	75%	46%
Denis K. Isono	36%	45%	70%	42%
Curtis W. Chinn	36%	45%	70%	42%

(1)          Neal Kanda is not shown in the annual and long-term incentive tables in this CD&A, because he retired before the 2006 incentive payments were made.  His award opportunities before retirement were identical to those shown for Dean Hirata and Blenn Fujimoto.  The incentives earned before retirement were taken into account in the determination of Mr. Kanda’s retirement payment.

Long-Term Incentives (“LTI”)

We use long-term incentives to encourage ownership, foster retention, and align executives’ interests with the long-term interests of shareholders. The Committee believes the retention and alignment benefits of long-term incentives are particularly important during the three-year period following the 2004 merger. To support that objective, in 2005 the Committee implemented a grant methodology, communicated goals that cover the three-year period from 2005 to 2007, and defined LTI award opportunities for each NEO as a percentage of salary, similar to the approach used for the annual incentive plan awards.

The Committee’s grant methodology for 2005 to 2007 includes three types of awards:  Performance Shares, Stock Appreciation Rights (SARs) and a Cash LTI. The Performance Shares and Cash LTI were granted in 2005 and are contingent on achieving our weighted goals over the three-year period. SAR opportunities are granted each year and are earned based on performance for that year and vest on the third anniversary of grant. The total potential award value for the three-year period from 2005 to 2007 was allocated equally to the three types of long-term incentives.

The goals that apply to LTI awards are based on EPS, credit quality, and efficiency over the three-year period. For clarity and consistency, the goals for 2005 and 2006 have been identical to the corporate goals used for annual incentive awards in the corresponding year. The Committee retains the discretion to change long-term goals if it determines adjustment is appropriate, but the goals were not adjusted for 2005 or 2006.

The Committee weighted each year’s goals to reflect progression to the three-year earnings targets, with 2007 results weighted more heavily than 2005 results, as reflected in the table below.

Weighting of Performance by Year for Long-Term Incentive Awards

Year	Performance Shares	Stock SARs	Three-Year Cash LTI
2005	20%	33 1/3%	20%
2006	30%	33 1/3%	30%
2007	50%	33 1/3%	50%
3-Year Total	100%	100%	100%

The table below shows the total LTI opportunity for the three-year period from 2005 to 2007 at threshold, target, and maximum levels. The table shows the awards on an annualized basis as a percentage of salary (e.g., it shows one third of the value of the full grant of performance shares made in 2005, because that grant covered three years).

	Total Long-Term Incentive for 2005-2007 as Percentage of Salary (annualized) Allocated Equally to Performance Shares, SARs, and Three-Year Cash LTI
Executive	Threshold	Target	Max
Clint Arnoldus	64%	80%	125%
Dean K. Hirata	44%	55%	85%
Blenn A. Fujimoto	44%	55%	85%
Denis K. Isono	40%	50%	80%
Curtis W. Chinn	40%	50%	80%

Consistent with the grant methodology defined in 2005 for the three-year integration period, we awarded only one type of long-term incentives in 2006:  Stock Appreciation Rights. However, because the other outstanding long-term awards made in 2005 are contingent on performance through 2007, we describe below each type of long-term award we currently use.

Performance Shares.   These are shares of restricted stock that were granted in March 2005 and that will vest in March 2008 if (1) the executive remains employed by us through the vesting date and (2) we achieve our performance goals relative to EPS, credit quality, and efficiency over the three-year period. Performance relative to threshold, target, and maximum goals for the award criteria will determine the number of shares that actually vest in 2008. Upon vesting, the recipient is entitled to the full-value shares without any other obligation or restriction. The Committee believes Performance Shares align the recipient’s interests directly with those of shareholders and deliver the benefit of actual share ownership upon vesting. Grants of actual shares also facilitate the achievement of our stock ownership requirement (discussed later in this CD&A under “Stock Ownership Guidelines”).

The grant of Performance Shares made in March 2005 covers the three-year period through 2007, and we did not grant any additional Performance Shares in 2006. Furthermore, Mr. Arnoldus was not eligible for this or any other form of equity-based compensation in 2006. Mr. Arnoldus received a merger-related option grant in 2004 with the stipulation that he would not be entitled to additional equity grants for at least three years from the date of the merger. Consistent with this provision, the Committee did not award Mr. Arnoldus Performance Shares in 2005.

Cash Long-Term Incentive.   The value of this cash award will be determined by performance over the three-year period from 2005 to 2007. The award criteria are the same as for the other types of LTIs (EPS, credit quality, and efficiency), and each year’s results are weighted to reflect a gradual progression to the 2007 earnings goal. This incentive device helps address the executives’ cash needs associated with the vesting of the other types of LTIs. It also protects a portion of the total long-term award from market factors affecting price but outside management control, while still focusing the executive on objectives over the three-year period.

The award of Cash LTIs to NEOs in March 2005 was intended to cover the entire three-year period through 2007, and we did not grant any additional Cash LTIs in 2006.

This is the only form of LTI we currently offer for which the CEO is eligible. With respect to long-term compensation, the Committee provided Mr. Arnoldus with a long-term incentive grant in 2005 similar to what was provided to other executives. The agreement will entitle him to a cash long-term incentive payout in 2008 if performance goals are achieved. The amount of the award was calculated to consider the value of the merger-related option grant made to him in 2004.

SARs.   Stock-settled SARs represent the right to receive the appreciation in stock price on a predetermined number of shares, with the total appreciation value paid in the form of stock. This long-term incentive device is similar to a traditional stock option in most respects, and it provides incentive for the recipient to increase the stock price from the date of grant. This is the only form of LTI that we granted to the NEOs in 2006. SARs grants are made annually, in contrast to the Cash Long-Term Incentives and Performance Shares, which were granted in 2005 but not in 2006.

SARs grants include both a performance vesting provision and a service vesting provision. The SARs were granted on March 15, 2006, and performance in fiscal year 2006 (EPS, credit quality, and efficiency) determined the number of SARs that each executive earned. These earned SARs are then subject to a service condition and do not vest until the third anniversary of grant. If employed at the date of vesting, the executive will be entitled to any appreciation in stock price since the date of grant for each vested SAR. We made the final SAR grant under our 2005-2007 methodology and pursuant to our Company’s Equity Grant Guidelines on March 14, 2007.

We believe the blend of equity vehicles motivates officers to focus on the achievement of both annual and long-term goals. The annual SARs grants with three-year cliff-vesting also provide a retention incentive beyond early 2008, when all other long-term incentives are fully vested.

Summary of Performance and Awards for 2005 and 2006.   After considering the weighting of all criteria, the Compensation Committee determined in early 2006 that the long-term incentive objectives for 2005 were achieved at the target level. Therefore, the portion of the 2005 grants that was contingent on performance in 2005 vested with respect to the performance conditions. In early 2007, the Compensation Committee determined that the long-term incentive objectives for 2006 were achieved at a level between threshold and target, as was the case for 2006 annual incentives. Therefore, the portion of the long-term grants that was contingent on performance in 2006 vested with respect to the performance conditions at a level below the target. Service vesting conditions on all earned awards continue to apply.

401(k) Retirement Savings Plan

We sponsor a 401(k) Retirement Savings Plan (the “401(k) Plan”) pursuant to which we make annual profit-sharing contributions (the “Profit Sharing Contribution”) as determined by the Board depending on our profitability during the year, subject to certain limitations on contributions under the Internal Revenue Code and the 401(k) Plan.

Employees with at least one year of 1,000 hours of service with us are eligible to participate in the profit sharing portion of the 401(k) Plan. In addition, participants must work at least 1,000 hours in the Plan year and be employed through the last day of the Plan year in which contributions are made. The Profit Sharing Contribution is allocated among participating employees, including the NEOs, in the proportion which each participant’s compensation for the fiscal year bears to the total compensation for all participating employees for such year. Benefits attributable to Profit Sharing Contributions vest at a rate of twenty percent (20%) per year, and participants may receive distributions from their profit sharing accounts only upon retirement, termination of employment, attainment of age 59 1/2, or financial hardship.

The Board makes its determination of the amount of the Profit Sharing Contribution based upon management’s recommendation at the end of the fiscal year. For 2006, the Profit Sharing Contribution equaled (2%) of our pre-tax (excluding the effect of the Profit Sharing Contribution expense) income, less the amount of cash dividends we paid during the fiscal year. In 2006, our Profit Sharing Contribution was $2,194,276 which equaled 4.66% of total compensation paid to all participating employees for the year.

Executive Retirement Benefits

We provide SERP benefits to three of the current NEOs as a part of their overall compensation package. The SERPs help support our objective of maintaining a stable, committed, and qualified team of key executives through the inclusion of retention and non-competition provisions. The Committee’s analyses of competitive positioning of total compensation takes into account the value of executive retirement benefits.

We currently have SERP agreements with Messrs. Arnoldus, Hirata and Fujimoto, and we provided a comparable SERP benefit to Mr. Kanda as part of his retirement agreement. The SERPs are designed to retain our key executives and provide retirement benefits comparable to those in peer banking companies and the broader industry. For Mr. Arnoldus, the SERP benefit was negotiated at the time of our merger with CB Bancshares, Inc., and is not available if we terminate him with “Cause” or he voluntarily terminates without “Good Reason”. For Messrs. Hirata and Fujimoto, SERP benefits vest over 10 years beginning on July 1, 2005, with relatively low vesting increments initially to encourage retention: 0% vesting before four years, 10% vesting per year in years four through six, 15% vesting per year in years seven and eight, and 20% vesting per year in years nine and ten. Mr. Hirata, however, will only be entitled to the SERP benefit if it is greater than the benefit of his pre-existing CB Bancshares, Inc., Supplemental Executive Retirement Plan benefit. If the Company’s SERP provides a higher benefit, the CB Bancshares, Inc. SERP will no longer be in effect. Under no circumstances will Mr. Hirata receive benefits under both plans.

Mr. Fujimoto is also entitled to benefits under our Defined Benefit Pension Plan. This plan was closed to new participants effective December 31, 2002.

Additional details regarding our Defined Benefit Pension Plan and SERP arrangements can be found under the heading, “Pension Benefits”.

Other Compensation

The NEOs participate in our broad-based employee benefit plans, such as medical, dental, supplemental disability and term life insurance programs.

All of the NEOs received an automobile allowance and fees for country club memberships. We also reimbursed Messrs. Arnoldus, Hirata, Fujimoto, and Isono for their spouses’ travel expenses, to the extent their respective spouses accompanied them on certain business trips. In addition, we paid fees for a home security system for Mr. Arnoldus. The Compensation Committee believes that these perquisites enhance the efficiency of our key executives and are consistent with industry practices in comparable banking companies. The Compensation Committee regularly reviews the perquisites we provide.

Pay Level and Benchmarking

As noted earlier, our compensation structure is designed to position an executive’s total compensation at approximately the 70th percentile of a peer group of comparable, high-performing banking companies, assuming we perform at expected target levels. In 2006, the Compensation Committee worked with Clark Consulting to review total compensation levels for the NEOs and other executives. This review included salary, cash compensation (salary and annual cash incentives), direct compensation (cash compensation and all forms of equity compensation), and total compensation (direct compensation and all other forms of compensation, such as SERP accruals).

The primary data source used in setting competitive market levels for the executive officers is the information publicly disclosed by a “2006 Peer Group” of the 20 companies listed below. This peer group is reviewed annually and may change from year-to-year. These companies include banking companies and thrift holding companies of similar size and business strategy (e.g., those with a commercial real estate lending focus). We use a separate peer group of high performing banking companies in strategic planning and investor presentations. The high-performing peer group is taken into consideration in selection of the compensation peer group and overlap is considered for publicly-traded banking companies. Of the publicly-traded banking companies in the high-performing peer group, all 10 were included in the 2006 Peer Group.

2006 PEER GROUP

Company Name (Ticker)	Company Name (Ticker)
Cathay General Bancorp (CATY)	Pacific Capital Bancorp (PCBC)
CVB Financial Corp. (CVBF)	Park National Corporation (PRK)
Dime Community Bancshares, Inc. (DCOM)	Republic Bancorp Inc. (RBNC)
East West Bancorp, Inc. (EWBC)	Texas Regional Bancshares, Inc. (TRBS)
First Midwest Bancorp, Inc. (FMBI)	Trustmark Corporation (TRMK)
FirstFed Financial Corp. (FED)	UCBH Holdings, Inc. (UCBH)
Greater Bay Bancorp (GBBK)	United Bankshares, Inc. (UBSI)
Independent Bank Corp. (INDB)	United Community Banks, Inc. (UCBI)
MB Financial, Inc. (MBFI)	Westamerica Bancorporation (WABC)
National Penn Bancshares, Inc. (NPBC)	Wintrust Financial Corporation (WTFC)

In addition, in order to understand pay practices in the Hawaii market, the Compensation Committee also requested that Clark Consulting review publicly available compensation data from two Hawaii banking companies. While these companies were not used to gauge levels of pay, the Compensation Committee felt it was appropriate to review for reference purposes.

Review of Prior Amounts Granted and Realized.   We intend to motivate and reward our executives to achieve superior future performance, so we do not currently consider prior stock compensation gains as a factor in determining future compensation levels.

Adjustment or Recovery of Awards

We have not adopted a formal policy regarding recovery, or “clawback”, of incentive awards in the event of misstated or restated financial results. However, our long-term incentive plan permits us to cancel or terminate outstanding awards for any reason (which would include misstated or restated financial results). In addition, Section 304 of the Sarbanes-Oxley Act provides the ability to recover incentive awards if we are required to restate our financial statements due to noncompliance with any financial reporting requirements as a result of misconduct. In that case, the CEO and Chief Financial Officer (“CFO”) must reimburse us for (1) any bonus or other incentive- or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of our securities during those 12 months.

Timing of Equity Grants

The March 2006 SAR grant was made at the Committee’s regular March meeting and was not related to any release of material non-public information. On October 25, 2006, we adopted a formal policy regarding the equity grant process and related controls. The guidelines are to help ensure that all equity grants are reported and disclosed correctly and accurately, are properly accounted for, and receive proper tax treatment. The grant guidelines are designed to avoid making regular grants during a regularly scheduled Company blackout period, to avoid having the timing of grant dates be affected by material nonpublic information, and to confirm the use of the closing price of our stock on the grant date.

Stock Ownership Guidelines

On July 27, 2005, the Board adopted stock ownership guidelines applicable to all directors and executive officers of the Company and the Bank, which were reviewed and readopted (with minor changes) on January 31, 2007. The guidelines generally provide that: (i) any non-management Company or Bank director should own, within five years, Company common stock having a fair market value equal to five times the director’s annual cash retainer; (ii) that the CEO and President of the Company or Bank should own, within five years, Company common stock having a fair market value equal to four times his annual base salary; (iii) that any Vice Chairman (officer/non-director position) of the Company or Bank should own, within five years, Company common stock having a fair market value equal to three times his annual base salary; and (iv) that any Executive Vice President of the Company or Bank should own, within five years, Company common stock having a fair market value equal to two times his annual base salary.

Employment Agreements

In connection with our merger with CB Bancshares, Inc., we entered into a separate Employment Agreement with each of (a) Clint Arnoldus, President, Chief Executive Officer and Vice Chairman of the Boards of the Company and the Bank, (b) Ronald K. Migita, Chairman of the Boards of the Company and the Bank, (c) Neal K. Kanda, former President and Chief Operating Officer of the Company and the Bank, (d) Dean K. Hirata, Vice Chairman and Chief Financial Officer of the Company and the Bank, (e) Blenn A. Fujimoto, Vice Chairman, and (f) Denis K. Isono, Executive Vice President. Mr. Migita’s

agreement expired on September 15, 2006, and his 2006 compensation is disclosed in the Director Compensation table. Mr. Kanda’s contract was not renewed and the terms of his retirement agreement are described in “Potential Payments Upon Termination or Change-in-Control”.

We chose the provisions reflected in the NEOs’ agreements after reviewing competitive data and our executives’ agreements existing before the merger. The agreement terms are designed to retain and motivate a stable, highly qualified executive team during the critical integration period following the merger with CB Bancshares, Inc. Our commitment to provide competitive compensation in various termination scenarios was essential in order to retain the executives, as well as to protect us with restrictive provisions relating to non-competition, confidentiality, non-solicitation, non-disparagement, and release of claims against us. In addition, we took into account both market practices and the existing agreements that former CB Bancshares, Inc. executives had at the time of the merger; the new agreements are designed to provide comparable benefits and protections. Additional details regarding the employment contracts can be found in the narrative following the Summary Compensation Table.

Tax and Accounting Considerations

We consider tax and accounting implications in designing our compensation programs. For example, in the selection of long-term incentive instruments, the Compensation Committee reviews the projected expense amounts and expense timing associated with alternative types of awards. Under current accounting rules (i.e., Financial Accounting Standard 123R), we must expense the grant-date fair value of share-based grants such as restricted stock, performance shares, and SARs settled in stock. The grant-date value is amortized and expensed over the service period or vesting period of the grant. In contrast, awards that are not share-based (e.g., phantom stock) are expensed based on a value that may fluctuate widely over the vesting period and is not fixed at grant date. In selecting appropriate incentive devices, the Compensation Committee reviews extensive modeling analyses and considers the related tax and accounting issues.

Section 162(m) of the Internal Revenue Code places a limit on the tax deduction for compensation in excess of $1 million paid to the chief executive officer and four most highly compensated executive officers of a corporation in a taxable year. Portions of the 2004 Annual Executive Incentive Plan and the 2004 Stock Compensation Plan are intended to constitute “performance based compensation”, not subject to the Section 162(m) limits. The Committee has retained the flexibility, however, to pay non-deductible compensation, because it believes that doing so permits it to take into consideration factors that are consistent with good corporate governance and the best interests of our shareholders.

Conclusion

Our compensation structure reflects our commitment to link pay to performance, protect shareholder interests, and provide market-based compensation that will attract and retain highly talented executives critical to our success. The structure emphasizes at-risk incentive awards that vary with our financial results, and the award criteria are based on achieving our strategic plan. This Compensation Discussion and Analysis is intended to provide full, transparent disclosure of what we believe to be a robust, carefully designed compensation structure designed to drive long-term shareholder value.

REPORT OF THE COMPENSATION COMMITTEE

In performing its oversight role, the Compensation Committee has considered and discussed with executive management the Compensation Discussion and Analysis (CD&A) required by Item 402(b) of SEC Regulation S-K. Based on this consideration and discussion, the Compensation Committee recommended to the Board that the 2006 CD&A be included in this Proxy Statement.

Respectfully submitted by the members of the Board Compensation Committee:

Colbert M. Matsumoto (Chair)
Dwight L. Yoshimura (Vice Chair)
Richard J. Blangiardi
Clayton K. Honbo
Paul J. Kosasa

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Company is composed entirely of the following five independent directors: Colbert M. Matsumoto (Chair), Dwight L. Yoshimura (Vice Chair), Richard J. Blangiardi, Clayton K. Honbo and Paul J. Kosasa. Relationships that members of the Compensation Committee have had and/or maintain with the Company are described in the foregoing CORPORATE GOVERNANCE AND BOARD MATTERS, Director Independence and Relationships section.

EXECUTIVE COMPENSATION

The table below summarizes the total compensation paid or earned by each of the named executive officers (“NEOs”) for the fiscal year ended December 31, 2006. Footnotes to the table below explain the amounts reflected in the table, and the material terms of employment agreements to which some of the NEOs are a party are discussed in the “Employment Agreements” narrative following the “Grants of Plan-Based Awards Table”.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value(4) ($)	All Other Compensation(5)(6) ($)	Total ($)
Clint Arnoldus, President and Chief Executive Officer	2006	$630,000	n/a	n/a	$421,576	$292,324	$48,858	$1,392,758
Dean K. Hirata, Vice Chairman and Chief Financial Officer	2006	$243,700	$38,641	$12,571	$145,738	$147,814	$41,978	$630,442
Blenn A. Fujimoto, Vice Chairman	2006	$220,700	$37,611	$12,233	$127,885	$362,316	$48,284	$809,029
Denis K. Isono, Executive Vice President	2006	$200,600	$36,561	$11,896	$110,901	n/a	$32,534	$392,492
Curtis W. Chinn, Executive Vice President, Chief Risk Officer	2006	$214,500	$90,446	$2,463	$101,090	n/a	$61,534	$470,033
Neal K. Kanda, President & Chief Operating Officer (retired)	2006	$299,300	n/a	n/a	n/a	$4,230	$1,465,173	$1,768,703

(1)          This column represents the financial statement expense recognized for the grant of Performance Shares, computed in accordance with FAS 123R, using the methods and assumptions described in note 13 of the financial statements filed with our Form 10-K for the year ended December 31, 2006. Pursuant to our Long-Term Incentive Plan, Performance Shares were granted April 29, 2005 and cover the period from 2005 through 2007. Mr. Arnoldus did not receive a Performance Share award. Awards for the remaining NEOs were:  Mr. Hirata, 3,639 shares, Mr. Fujimoto, 3,590 shares, Mr. Isono, 3,482 shares, and Mr. Chinn, 1,362 shares. All shares were awarded at a grant date price of $27.50. In addition, Mr. Chinn received 3,000 shares of restricted stock related to his promotion to Executive Vice President/Chief Credit Officer on January 25, 2006.

(2)          This column represents the financial statement expense recognized for the grant of Stock Appreciation Rights (“SARs”) computed in accordance with FAS 123R, using the methods and assumptions described in note 13 of the financial statements filed with our Form 10-K for the year ended December 31, 2006. Pursuant to our Long-Term Incentive Plan, SARs were granted on April 29, 2005 and March 15, 2006. The number of SARs earned is based on performance in the corresponding fiscal year and subject to three-year service vesting. The April 29, 2005 SARs were granted at an exercise price of $32.60, and the March 15, 2006 SARs were granted at an exercise price of $35.10. The Black-Scholes grant values for the 2005 and 2006 awards are $10.91 and $10.67 per share, respectively. The following inputs were employed to value the SARS using the Black-Scholes methodology: expected volatility, 28.3%, risk-free interest rate, 4.6%, expected life, 6.5 years, and expected divided yield, 2.0% for the 2005 awards; and expected volatility, 34.4%, risk-free interest rate, 4.7%, expected life, 6.5 years, expected dividend yield, 2.4% for the 2006 awards. Mr. Arnoldus did not receive SARs awards in 2005 or 2006. Awards for the remaining NEOs were:  Mr. Hirata, 3,160 SARs, Mr. Fujimoto, 3,075 SARs, Mr. Isono, 2,990 SARs, and Mr. Chinn, 1,165 SARs in 2005; and Mr. Hirata, 3,132 SARs, Mr. Fujimoto, 3,048 SARs, Mr. Isono, 2,964 SARs, and Mr. Chinn, 1,155 SARs in 2006.

(3)          This column represents the annual incentive earned in fiscal year 2006 under the terms of the 2004 Annual Executive Incentive Plan. It also includes the portion of the Cash Long-Term Incentive Awards (granted on April 29, 2005) earned in fiscal year 2006. The 2006 bonuses earned under the Annual Executive Incentive Plan were: Mr. Arnoldus. $313,930; Mr. Hirata, $118,270; Mr. Fujimoto, $101,150; Mr. Isono, $84,910; and Mr. Chinn, $90,790. The portion of the Cash Long-Term Incentive Awards earned in 2006 by the NEOs were: Mr. Arnoldus, $107,646; Mr. Hirata, $27,468; Mr. Fujimoto, $26,735; Mr. Isono, $25,991; and Mr. Chinn, $10,300.

(4)          We have SERP agreements with Messrs. Arnoldus, Hirata, and Fujimoto. Mr. Hirata’s SERP accrual is less than that of other executives in comparable positions because he already has an accumulated benefit under the CB Bancshares, Inc. plan (described in the discussion following the Pension Benefits table). Messrs. Fujimoto and Kanda also participated in our Defined Benefit Pension Plan, which was frozen in December 2002. We do not provide the NEOs with nonqualified deferred compensation opportunities.

(5)          This column includes our incremental cost of perquisites, including an automobile allowance, country club dues, and Company contributions to the 401(k) Retirement Savings Plan  for Messrs. Arnoldus, Hirata, Fujimoto, and Isono. The value of contributions to the 401(k) Retirement Savings Plan in 2006 were $19,111 each for Messrs. Arnoldus, Hirata, Fujimoto, Isono, and Chinn, and $8,800 for Mr. Kanda. For Messrs. Arnoldus, Hirata, Fujimoto, Isono, and Kanda, this column also includes travel expenses for the NEO’s spouse when the spouse accompanies the NEO on business travel, and also includes the cost of home security for Mr. Arnoldus. Mr. Chinn was promoted to Chief Credit Officer in 2006, and his Other Compensation reflects $34,023 for country club dues, including an initiation fee in 2006.

(6)          Mr. Kanda received a payment of $1,452,144 in connection with his early retirement on March 31, 2006. This payment includes compensation to which he was entitled under his original employment agreement, welfare benefits for two years after retirement, and one year’s additional compensation, per his retirement agreement. Please see the “Potential Payments upon Termination or Change-in-Control” for additional detail regarding this payment.

GRANTS OF PLAN-BASED AWARDS

		Award Opportunity Under Annual Non-Equity Incentive Plan(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units(3) (#)	Options(4) (#)	Awards(5) ($/Sh)	Awards(6) ($)
Clint Arnoldus	n/a				n/a	n/a	n/a		n/a	n/a	n/a
Clint Arnoldus		302,400	378,000	567,000
Dean K. Hirata	3/15/2006				2,506	3,132	5,013		3,132	$35.10	33,418
Dean K. Hirata		97,480	121,850	182,775
Blenn A. Fujimoto	3/15/2006				2,830	3,535	5,664		3,048	$35.10	32,522
Blenn A. Fujimoto		88,280	110,350	165,525
Denis K. Isono	3/15/2006				2,751	3,437	5,506		2,964	$35.10	31,626
Denis K. Isono		72,216	90,270	140,420
Curtis W. Chinn	3/15/2006				924	1,155	1,851		1,155	$35.10	12,324
Curtis W. Chinn	3/15/2006							3,000			105,300
Curtis W. Chinn		77,220	96,525	150,150

(1)                 The estimated future payouts are the 2006 threshold, target, and maximum under the 2004 Annual Executive Incentive Plan. Award opportunities as a percentage of salary for each NEO are: for Mr. Arnoldus, at Threshold 48%, at Target 60%, and at Maximum 90%; for Messrs. Hirata and Fujimoto, at Threshold 40%, at Target 50%, and at Maximum 75%; and for Messrs. Isono and Chinn, at Threshold 36%, at Target 45%, and at Maximum 70%.

(2)                 The estimated future payouts are reported for the 2006 SAR grants. SARs represent one-third of the Long-Term Incentive opportunity. Total Long-Term Incentive award opportunities as a percentage of salary for each NEO are:  for Messrs. Hirata and Fujimoto, at Threshold 44%, at Target 55%, and at Maximum 85%; and for Messrs. Isono and Chinn, at Threshold 40%, at Target 50%, and at Maximum 80%. The March 15, 2006 SARs grant included both a performance and service vesting provision. Performance in fiscal year 2006 determined the number of SARs that each executive earned, and these SARs will vest with respect to service on March 15, 2009. Mr. Chinn’s 2006 grant was based on his target opportunity before his promotion due to timing and administrative constraints, but the Company intends to make a larger grant in 2007 to make up the shortfall.

(3)                 Mr. Chinn received 3,000 shares of restricted stock related to his promotion to EVP/Chief Credit Officer on January 25, 2006.

(4)                 The number of SARs granted on March 15, 2006.

(5)                 The grant date value of SARs was $35.10, the closing price of our Common Stock on the New York Stock Exchange on that date.

(6)                 The methods and assumptions used to determine the grant date fair value in accordance with FAS 123R are described in note 13 of the financial statements filed with Form 10-K for the year-ended December 31, 2006. The grant value for the 2006 awards was $10.67 per share, calculated using the Black-Scholes methodology and employing the following assumptions:  expected volatility, 34.4%; risk-free interest rate, 4.7%; expected life, 6.5 years; and expected divided yield, 2.4%.

Employment Agreements

The following narrative summarizes the material terms of employment agreements with our NEOs. Please see “Potential Payments upon Termination or Change-in-Control” for additional detail regarding payments under these agreements.

Mr. Arnoldus’s Agreement

Mr.  Arnoldus’s agreement provides for a minimum annual base salary of $600,000 with a minimum bonus target of 50% of his base salary. Mr. Arnoldus’s current base salary is $630,000. We may terminate Mr. Arnoldus’s employment at any time and Mr. Arnoldus may resign at any time. If we choose to terminate Mr. Arnoldus’s employment for reasons other than “Cause” (as defined in his agreement) or if Mr. Arnoldus resigns for “Good Reason” (as defined in his agreement), we will be required to pay Mr. Arnoldus a lump sum equal to twice his base salary and target bonus, and Mr. Arnoldus will become entitled to his SERP benefit. In addition, we will be required to pay Mr. Arnoldus his accrued and unpaid compensation, a pro rata target bonus, continued health and welfare benefits for Mr. Arnoldus and his wife for life, accelerated vesting of all equity awards, relocation reimbursement and outplacement assistance. Mr. Arnoldus will be subject to a non-solicitation and non-competition requirement for the remainder of the term of his employment agreement.

In the event of a change-in-control, Mr. Arnoldus may voluntarily resign during the sixty-day period following the sixth month after the change-in-control date. If Mr. Arnoldus’s employment is terminated in anticipation of or following a change-in-control, he will be entitled to the same benefits he would have received had he been terminated without Cause or resigned for Good Reason except that his severance amount will be three times base salary and target bonus. He will also be entitled to payments to cover any excise tax liability (on an after-tax basis) under Section 4999 of the Internal Revenue Code with respect to his payments under the employment agreement.

Mr. Hirata’s Agreement

Mr.  Hirata’s agreement provides for a minimum annual base salary of $200,000 with a minimum bonus target of 30% of his base salary. Mr. Hirata’s current base salary is $243,700.

We may terminate Mr. Hirata’s employment at any time, and Mr. Hirata may resign at any time. If we choose to terminate Mr. Hirata’s employment for reasons other than “Cause” (as defined in his agreement) or if Mr. Hirata resigns for “Good Reason” (as defined in his agreement), we will be required to pay Mr. Hirata a lump-sum equal to the higher of (1) about $962,000 or (2) salary and target bonus for the “severance period”, which is the shorter of two years or the remainder of the term of the employment agreement. In addition, Mr. Hirata will also be entitled to his accrued but unpaid compensation, a pro rata target bonus, continued health and welfare benefits for the remainder of the severance period, outplacement assistance and accelerated vesting of all equity awards. In this circumstance, Mr. Hirata will be subject to a non-solicitation and non-competition requirement for the duration of his severance period. If Mr. Hirata terminates his employment without Good Reason or we terminate his employment for Cause, Mr. Hirata will be subject to a non-solicitation and non-competition requirement for the remainder of the term of the employment agreement. If there is a change-in-control, the term of the employment agreement and the severance period will both automatically extend to three years, and Mr. Hirata will be entitled to payments to cover any excise liabilities (on an after-tax basis) under Section 4999 of the Internal Revenue Code.

Under certain circumstances provided in his agreement, Mr. Hirata will be paid the CB SERP benefits described below in “Pension Benefits”.

Messrs. Fujimoto’s and Isono’s Agreements

Under his respective employment agreement, each of Messrs. Fujimoto and Isono will receive an annual base salary with a minimum bonus target of 30% of his base salary. The current annual base salary for Mr. Fujimoto is $220,700 and for Mr. Isono is $200,600. We may terminate the employment of each of the officers listed above at any time, and each officer may resign at any time. If we choose to terminate either of the officer’s employment for reasons other than “Cause” (as defined in such officer’s respective agreement) or if such officer resigns for “Good Reason” (as defined in such officer’s respective agreement), we will be required to pay such officer a lump sum equal to salary and target bonus for the “severance period”, which is the shorter of two years or the remainder of the term of the employment agreement. In addition, we will be required to pay such officer his accrued but unpaid compensation, a pro rata target bonus, continued health and welfare benefits for the severance period, accelerated vesting of all equity awards and outplacement assistance. In this circumstance, such officer will be subject to a non-solicitation and non-competition requirement for the duration of his severance period. If such officer terminates his employment without Good Reason or we terminate his employment for Cause, such officer will be subject to a non-solicitation and non-competition agreement for the remainder of the term of the employment agreement. If there is a change-in-control, the term of the employment agreement and the severance period will both automatically extend to three years, and such officer will be entitled to payments to cover any excise tax liabilities (on an after-tax basis) under Section 4999 of the Internal Revenue Code with respect to his payments under the agreement.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

		Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(4) ($)
Clint Arnoldus	6,624	0		15.10	1/7/2012
Clint Arnoldus	33,376	0		15.10	1/1/2012
Clint Arnoldus	29,763	19,842		27.82	1/1/2013
Clint Arnoldus	120,000	60,000		27.50	9/15/2014
Dean K. Hirata	5,293	0		6.33	1/26/2010
Dean K. Hirata	15,266	0		6.55	1/11/2011
Dean K. Hirata	10,160	0		18.19	9/29/2013
Dean K. Hirata								2,907	112,675
Dean K. Hirata	0	3,160		32.60	3/15/2015
Dean K. Hirata	0	3,132		35.10	3/15/2016
Blenn A. Fujimoto	18,200	0		13.08	11/7/2010
Blenn A. Fujimoto	5,540	1,384		16.84	3/12/2012
Blenn A. Fujimoto	7,765	5,176		27.82	1/1/2013
Blenn A. Fujimoto								2,878	111,551
Blenn A. Fujimoto	0	3,075		32.60	3/15/2015
Blenn A. Fujimoto	0	3,048		35.10	3/15/2016
Denis K. Isono	5,034	3,354		27.82	1/1/2013
Denis K. Isono								2,750	106,590
Denis K. Isono	0	2,990		32.60	3/15/2015
Denis K. Isono	0	2,964		35.10	3/15/2016
Curtis W. Chinn								1,088	42,171
Curtis W. Chinn	0	1,165		35.79	3/15/2015
Curtis W. Chinn	0	1,155		35.10	3/15/2016
Curtis W. Chinn						3,000	116,280

(1)                The vesting date represents the date on which all outstanding unvested awards vest. Option awards reflected in this column vest as follows:

Name	Option Expiration Date	Corresponding Option Vesting Date
Clint Arnoldus	1/7/2012, 1/1/2012, 1/1/2013 and 9/15/2014.	1/7/2002, 1/7/2002, 1/1/2008 and 9/15/2007.
Dean K. Hirata	1/26/2010, 1/11/2011, 9/29/2013, 3/15/2015 and 3/15/2016.	9/15/2004, 9/15/2004, 9/15/2004, 3/15/2008 and 3/15/2009.
Blenn A. Fujimoto	11/7/2010, 3/12/2012, 1/1/2013, 3/15/2015 and 3/15/2016.	11/7/2005, 3/12/2007, 1/1/2004, 3/15/2008 and 3/15/2009.
Denis K. Isono	1/1/2013, 3/15/2015 and 3/15/2016.	1/1/2008, 3/15/2008 and 3/15/2009.
Curtis W. Chinn	3/15/2015 and 3/15/2016.	3/15/2008 and 3/15/2009.

(2)                Mr. Chinn’s Stock Awards vest at 3/15/2009.

(3)                Stock awards granted to Messrs. Hirata, Fujimoto, Isono and Chinn under Equity Incentive Plans vest at 3/15/2008.

(4)                The market values of shares that have not vested are based on the closing stock price on December 29, 2006 of $38.76.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name(1)	Number of Shares Acquired on Exercise (#)	Value Realized upon Exercise ($)	Number of Shares Acquired on esting (#)	Value Realized on Vesting ($)
Clint Arnoldus	n/a	n/a	n/a	n/a
Dean K. Hirata	9,685	256,362
Blenn A. Fujimoto	5,000	121,875
Denis K. Isono	n/a	n/a	n/a	n/a
Curtis W. Chinn	n/a	n/a	n/a	n/a
Neal K. Kanda	6,338	52,964
Neal K. Kanda	8,000	84,884
Neal K. Kanda	2,000	131,577
Neal K. Kanda	9,559	162,160
Neal K. Kanda	5,898	42,060

(1)          Messrs. Isono and Chinn did not exercise any stock options during the fiscal year ended December 31, 2006. No stock awards vested for any of the named executive officers during the fiscal year ended December 31, 2006.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Clint Arnoldus	CPF SERP	3.0	2,238,476	0
Dean K. Hirata	CPF SERP	2.0	182,447	0
Dean K. Hirata	CB SERP	6.0	1,148,247	0
Blenn A. Fujimoto	CPF SERP	2.0	362,107	0
Blenn A. Fujimoto	Frozen Pension Plan	2.8	10,861	0
Neal K. Kanda	Frozen Pension Plan	13.2	107,677	0
Neal K. Kanda	CPF SERP	n/a	0	1,452,144

Material Terms of Pension Benefits

We currently have Supplemental Executive Retirement Plan (“SERP”) agreements with Messrs. Arnoldus, Hirata, and Fujimoto (the “CPF SERP”), and we provided a comparable SERP benefit to Mr. Kanda as part of his retirement agreement. SERPs are provided to the executives in order to retain and promote the NEO’s loyalty, diligence, and performance, and support the NEO’s economic security during retirement.

For Mr. Arnoldus, the SERP provides a lump sum payment equal to the actuarial equivalent of a joint and 100% survivor annuity payable for life and upon his death to his current spouse for life starting at age 65. The annuity amount on which the SERP benefit will be based is equal to (A) the product of his years of service with us, up to a maximum of 15 years, multiplied by 3.33% of the average of his salary and bonus for the three fiscal years preceding his termination, reduced by (B) the actuarial equivalent of his benefit under the Social Security Act and any other retirement benefits provided by us.

SERP benefits for Messrs. Hirata and Fujimoto vest over 10 years beginning on July 1, 2005, with relatively low vesting increments initially to encourage retention: 0% vesting for the first four years, 10% vesting per year in years four through six, 15% vesting per year in years seven and eight, and 20% vesting per year in years nine and ten.

For Messrs. Hirata and Fujimoto, the SERP provides a benefit equal to an annuity payable for life starting at age 65. The annuity amount on which the SERP benefit will be based is equal to (A) the product of his years of service with us multiplied by 3.25% of the average of his salary and bonus for the three fiscal years preceding his termination, with a maximum benefit of 75% of final average compensation, reduced by (B) the actuarial equivalent of 50% of his benefit under the Social Security Act and any other retirement benefits provided by us. The SERP is designed to provide an executive with 20 years of service a retirement benefit of 65% of the final three-year average of salary and bonus, reduced by other company-funded retirement benefits. Mr. Hirata, however, will only be entitled to the SERP benefit if it is greater than the benefit of his existing CB Bancshares, Inc., SERP. If and when the new SERP provides a higher benefit, the CB Bancshares, Inc., SERP will no longer affect the total benefit level. Under no circumstances will Mr. Hirata receive benefits under both SERPs.

Mr. Hirata is entitled to the greater of (A) the new SERP benefit calculated under the same terms as described above (years of service multiplied by 3.25% of salary and bonus for the three fiscal years preceding termination) or (B) the benefit calculated under the terms of an existing SERP that he originally entered into with CB Bancshares, Inc. (the “CB SERP”). His benefits under the new SERP are subject to the same 10-year vesting schedule described above for Mr. Fujimoto, beginning in 2005, without vesting credit for prior participation in the CB SERP. This approach provides a retention incentive and a comparable benefit to that of Mr. Fujimoto, without violating the terms or reducing the benefit of the existing CB SERP. The new SERP is projected to provide a higher benefit than the existing CB SERP after approximately 12 additional years of service.

Under the terms of the CB SERP and Mr. Hirata’s employment agreement, Mr. Hirata is entitled to the greater of (A) a SERP benefit calculated as of the date of termination of his employment or (B) a SERP benefit calculated under the “change of control” provisions of the CB SERP as of the date of the merger of the Company and CB Bancshares, Inc. The nominal SERP benefit under the CB SERP is a life annuity equal to 65% of final average compensation, less 50% of his social security benefit and less any employer-funded pension benefits. The 65% formula is reduced by 2.5% for each year of service less than 25 years of service and increased by 2.5% for each year of service exceeding 25 years of service (subject to a maximum adjusted percentage of 70%). The final average compensation means the average base salary plus bonus for the five-year period preceding the executive’s termination of employment.

Messrs. Fujimoto and Kanda also participated in our Defined Benefit Pension Plan, which was frozen in December 2002.

The present values of accumulated benefits payable to each of the named executive officers are determined using the interest rate and mortality rate assumptions consistent with those used in our financial statements, except that the values in this proxy assume no pre-retirement mortality.

Potential Payments Upon Termination or Change-In-Control

We have employment agreements with Messrs. Arnoldus, Hirata, Fujimoto and Isono, as reported in the Compensation Discussion and Analysis. These agreements provide for payments upon termination of the officer’s employment under various circumstances, including resignation, termination for Cause or termination associated with a change-in-control. Change-in-control generally means a merger, sale of assets, or change in Board membership resulting in the loss of a majority of the total voting power to new owners or new directors, or any outside person acquiring 25% or more of our outstanding shares.

In addition, Messrs. Arnoldus, Hirata, and Fujimoto participate in our SERP. Although Mr. Chinn was promoted to Executive Vice President in 2006, currently he is not a party to any employment agreement that would result in payments upon termination, beyond those payments generally available to other employees, and does not participate in our SERP.

Payments Upon Termination for Cause or Resignation

If we terminate an officer’s employment for Cause, or the officer resigns, then we will pay the officer his accrued compensation and benefits, including unpaid salary and unused vacation, and will provide reimbursement for any allowable, but unreimbursed business expenses. Cause is defined in the agreement; it generally means willful misconduct or failure to perform the responsibilities under the terms of the agreement. If they resign, Messrs. Hirata and Fujimoto are entitled to their vested SERP benefit, accrued through their termination date and payable at age 65. Mr. Fujimoto is not yet vested in any benefit associated with resignation. At December 31, 2006, the present value of Mr. Hirata’s total SERP benefit was $962,044. Mr. Arnoldus is not entitled to a SERP benefit upon his resignation, and no SERP benefits are payable to an officer upon termination of employment for Cause.

Payments Upon Termination for Good Reason or Termination without Cause

If we terminate an officer’s employment without Cause or the officer terminates employment for “Good Reason,” then we will provide certain benefits to the officer. “Good Reason” generally means any material and adverse change in employment conditions, such as reduced compensation, and the term is defined in detail in the agreement. Each officer’s receipt of these payments and benefits is conditioned on his execution of agreements not to solicit our clients or employees, and not to compete with us, for the remaining term of the officer’s agreement (two years for Mr. Arnoldus and until September 15, 2007 for Messrs. Hirata, Fujimoto, and Isono). Competition with us includes holding a 5% or greater interest in a competitive enterprise, and not serving as a director, officer, employee, partner, or consultant with a competitive enterprise in Hawaii. “Competitive Enterprise” means the Bank of Hawaii, First Hawaiian Bank, American Savings Bank, Finance Factors, or any business enterprise holding a 25% or greater interest in any of these companies.

PAYMENTS UPON TERMINATION FOR GOOD REASON
OR TERMINATION WITHOUT CAUSE

	Mr. Arnoldus	Mr. Hirata	Mr. Fujimoto	Mr. Isono
Multiple of Base Salary and Short Term Incentive(1)	$2,016,000	$824,549	$234,494	$206,033
Accelerated Vesting(2)	$1,289,580	$272,157	$351,857	$294,209
Incremental SERP Benefit(3)	$1,417,993	$0	$0	n/a
Insurance(4)	$83,937	$3,280	$3,280	$3,280
Outplacement Services(5)	$50,000	$25,000	$20,000	$12,500
Relocation Reimbursement(6)	$250,000	n/a	n/a	n/a
Total	$5,107,510	$1,124,986	$609,631	$516,022

(1)          Mr. Arnoldus will receive a lump sum payment equal to twice his base salary and target bonus. Mr. Hirata will receive a lump sum payment equal to the higher of (a) his existing severance amount of $824,549 or (b) salary and target bonus for the severance period, which is the shorter of two years or the remainder of the term of the employment agreement, until September 15, 2007. Messrs. Fujimoto and Isono will receive a lump sum payment equal to their salary and target bonus for the severance period, which is the shorter of two years or the remainder of the term of the employment agreement, until September 15, 2007. For Messrs. Hirata, Fujimoto, and Isono, the above salary and bonus values reflect a remaining term of 8.5 months in his employment agreement. The prorated severance values shown were estimated based on the following salary and bonus amounts:  Mr. Arnoldus—$630,000 salary, $378,000 target bonus; Mr. Hirata—$243,000 salary, $121,500 target bonus; Mr. Fujimoto—$220,700 salary, $110,350 target bonus; Mr. Isono—$200,600 salary, $100,300 target bonus.

(2)          Any outstanding equity awards vest immediately if a termination of employment is by the NEO for Good Reason or if we terminate employment for Cause. In addition, earned stock appreciation rights will vest immediately, and the performance share and cash long-term incentive awards for the 2005 through 2007 performance period will be prorated for the number of full months completed as of the termination date (24 months as of December 31, 2006). In addition to the executive officers in the table above, the value of accelerated vesting for Mr. Chinn’s is $214,326.

(3)          Estimated SERP values provided above for each type of termination assume termination on December 31, 2006. We used the same assumptions used for financial reporting purposes under generally accepted accounting principles, except that the above values assume no pre-retirement mortality.

(4)          Mr. Arnoldus and his spouse may continue to participate, for the remainder of each of their lives, in each of the Group’s employee welfare plans providing for medical or health insurance on terms at least as favorable as those provided to similarly situated executives. Health and medical benefits for Messrs. Hirata, Fujimoto and Isono will continue through the remainder of each officer’s severance period, which is until September 15, 2007. Mr. Fujimoto does not currently receive any medical or dental insurance through us, but the table reflects our obligation following a termination. Mr. Arnoldus is entitled to Directors’ and Officers’ liability insurance for six years following termination of employment which may be provided through the Company’s Directors’ and Officers’ liability insurance policy.

(5)          We will reimburse reasonable expenses for outplacement services incurred within one year of termination.

(6)          We will reimburse Mr. Arnoldus the reasonable expenses to relocate to any location within the continental United States, up to a maximum of $250,000, if incurred within one year of after termination of his employment.

Payments Upon Death or Disability

In the event of death or disability during the term of his agreement, each executive’s outstanding equity awards will vest immediately, as described above with respect to Termination for Good Reason and Termination without Cause. In addition, each officer (or the officer’s estate) will receive benefits under our disability plan or payments under our life insurance plan, as appropriate.

Payments Upon Death or Disability

	Mr. Arnoldus	Mr. Hirata	Mr. Fujimoto
Accelerated Vesting	$1,289,580	$272,157	$351,857
Existing Severance Benefit	n/a	$824,549	n/a
Incremental SERP Payment—Death(1)	$1,417,993	$810,600	$1,518,300
Incremental SERP Payment—Disability(2)	$1,417,993	$0	$707,804

(1)          If Mr. Arnoldus dies during the term of his employment, his beneficiary receives the present value of the SERP benefit, which was $1,417,993 as of December 31, 2006. If Messrs. Hirata or Fujimoto die during the term of their agreement, their beneficiaries are entitled to a Preretirement Death Benefit equal to the SERP benefit credited with the years of service that Mr. Hirata or Mr. Fujimoto would have otherwise earned if he continued employment through age 65 and received annual compensation increases of 4.5%. The Preretirement Death Benefit will be paid in equal monthly installments over a 20-year term, starting on the first day of the month after the date of the officer’s death. The lump sum present value of these benefits are shown in the table above, using the same assumptions used to value SERP benefits with respect to termination for Good Reason or without Cause.

(2)          If Mr. Arnoldus terminates employment due to disability, he receives the present value of the SERP benefit, which was $1,417,993 as of December 31, 2006. If Messrs. Hirata or Fujimoto terminate employment due to disability, they are entitled to a Disability Benefit, equal to the SERP benefit credited with the years of service that Mr. Hirata or Mr. Fujimoto would have otherwise earned if he continued employment through age 65. Because Mr. Hirata’s CB SERP benefit is greater than his Disability Benefit calculated on December 31, 2006, there is no incremental SERP payment if his employment terminates due to disability. The Disability Benefit will start on the first day of the month after the officer reaches age 65. The lump sum present value of these benefits are shown in the table above, using the same assumptions used to value SERP benefits with respect to termination for Good Reason or without Cause.

Payments Made Upon Termination Associated with a Change-in-Control

The table below estimates the benefits to which each named officer is entitled upon a change-in-control at December 31, 2006. All benefits reported in the table, other than vesting of outstanding equity awards, would be provided only if an officer’s employment is terminated without Cause or for Good Reason, in connection with a change-in-control. Outstanding equity awards will vest upon a change-in-control, whether or not an officer’s employment terminates. For Messrs. Fujimoto, Hirata and Isono, such termination must occur within 36 months after a change-in-control. For Mr. Arnoldus, such termination must occur within two years after a change-in-control, or in anticipation of a change-in-control.

Each officer’s receipt of the change-in-control payments and benefits reported in the table is conditioned on execution of non-competition and non-solicitation agreements, with terms similar to those discussed with respect to termination for Good Reason and termination without Cause. The term of agreements for Messrs. Arnoldus, Hirata, Fujimoto and Isono, however, extend for three years after the change-in-control.

Payments Made Upon Termination Associated with a Change-in-Control

	Mr. Arnoldus(1)	Mr. Hirata(2)	Mr. Fujimoto(3)	Mr. Isono(4)
Accelerated Vesting	$1,289,580	$272,157	$351,857	$294,209
Severance Benefit	$3,407,937	$1,134,864	$1,026,364	$898,324
SERP Acceleration	$1,417,993	$810,600	$1,518,300	n/a
Excise Tax Gross-Up(5)	$1,566,980	$1,015,749	$1,408,294	$459,455
Total	$7,682,490	$3,233,370	$4,304,815	$1,651,988

(1)          Mr. Arnoldus’s severance amount is calculated as:

•       three times his base salary plus target bonus; plus

•       reimbursement for relocation of up to $250,000; plus

•       continuing medical benefits for the lives of Mr. Arnoldus and his spouse; and

•       reimbursement for outplacement services up to $50,000.

(2)          Mr. Hirata’s severance amount is calculated as:

•       three times his base salary plus target bonus; plus

•       continuing welfare and medical benefits for three years after termination; and

•       reimbursement for outplacement services up to $25,000.

The value of Mr. Hirata’s SERP is the difference between the present value of the SERP benefit in the event of a change-in-control (approximately $1.7 million to $1.9 million) and the SERP benefit to which he is otherwise entitled upon termination as of December 31, 2006 (approximately $962,000). Mr. Hirata’s SERP benefit is payable when he reaches age 65.

(3)          Mr. Fujimoto’s severance amount is calculated as:

•       three times his base salary plus target bonus;

•       continuing welfare and medical benefits for three years after termination; and

•       reimbursement for outplacement services up to $20,000.

The value of Mr. Fujimoto’s SERP is the difference between the present value of the SERP benefit in the event of a change-in-control (approximately $1.4 million to $1.6 million) and the SERP benefit to which he is otherwise entitled upon termination as of December 31, 2006 ($0). Mr. Fujimoto’s SERP benefit is payable when he reaches age 65.

(4)          Mr. Isono’s severance amount is:

•       three times his base salary plus target bonus;

•       continuing welfare and medical benefits for three years after termination; and

•       reimbursement for outplacement services up to $12,500.

(5)          The tax gross-up is the amount needed to cover estimated excise taxes if total “parachute payments” exceed three times the officer’s “Base Amount”, as defined in Section 280G of the Internal Revenue Code. We believe this amount could be lower if there is an actual change-in-control, because the estimate above does not reflect a potential reduction associated with reasonable compensation for non-compete provisions and other restrictions in the employment agreements.

Payments Made Upon Termination for Retirement

The position of Chief Operating Officer was eliminated in 2006, and Mr. Kanda’s employment agreement was not renewed. Accordingly, we entered into a retirement agreement with Mr. Kanda that provided him with benefits in addition to those to which he was entitled under his employment agreement. In return for his early retirement on March 31, 2006, his agreement to a more restrictive non-competition covenant than he was subject to under his employment agreement, and his executing a release of the Company and its officers and directors of all claims, we agreed to pay Mr. Kanda retirement compensation and benefits in addition to what he was entitled to under his employment agreement. We agreed to pay him one year’s additional salary and bonus, plus salary, benefits, and perquisites (including country club dues and an initiation fee) for the period April 1, 2006, through September 15, 2006. We also provided Mr. Kanda with a SERP benefit comparable to those provided to Messrs. Hirata and Fujimoto. The total estimated value of the benefits paid under the Retirement Agreement, which included all the benefits he is entitled to under his employment agreement, was $2,227,283.

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD OF DIRECTORS

PROPOSAL 1:

ELECTION OF DIRECTORS

The Board recommends the election of the five (5) nominees listed below as directors, to serve a three-year term expiring at the 2010 Annual Meeting of Shareholders and until their respective successors are elected and qualified or until their earlier death, resignation or removal.

Clint Arnoldus

Christine H.H. Camp Friedman

Dennis I. Hirota

Ronald K. Migita

Maurice H. Yamasato

For more information regarding the background of each of the nominees for director, see the section titled “ELECTION OF DIRECTORS—Directors’ and Executive Officers’ Information”. The persons named as “proxy” in the enclosed form of proxy card will vote the shares represented by all valid returned proxies in accordance with the specifications of the shareholders returning such proxies. If at the time of the Meeting any of the nominees named above should be unable to serve, which event is not expected to occur, the discretionary authority provided in the proxy card will be exercised to vote for such substitute nominee or nominees, if any, as shall be designated by the Board.

The election of directors requires a plurality of the votes cast “FOR” the election of the directors by the shares entitled to vote in the election at a meeting at which a quorum is present. Accordingly, the five directorships to be filled at the meeting will be filled by the five (5) nominees receiving the highest number of “FOR” votes.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL 5 NOMINEES. UNLESS A CONTRARY CHOICE IS SPECIFIED, PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” ALL 5 NOMINEES.

PROPOSAL 2:

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Board has appointed KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007. KPMG LLP audited the Company’s financial statements for the fiscal year ended December 31, 2006, and has audited the Company’s financial statements since the Company’s inception in 1982. Representatives of KPMG LLP are expected to attend the Meeting. The representatives are expected to be available to respond to appropriate questions and will have an opportunity to make a statement, if they desire to do so.

The Company is asking its shareholders to ratify the selection of KPMG LLP as its independent registered public accounting firm (as it has done in prior years) because it believes it is a matter of good corporate practice. If the Company’s shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain KPMG LLP, but may still retain them. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees the Company has incurred for audit and non-audit services provided by KPMG LLP who acted as independent registered public accounting firm for the fiscal year ended December 31, 2006 and performed the Company’s audit services in fiscal year 2006. The table lists audit fees, audit-related fees, tax fees, and all other fees.

Audit Fees.   The audit fees include only fees that are customary under generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and are the aggregate fees the Company incurred for professional services rendered for the audit of the Company’s annual financial statements for fiscal year 2006, the audit of internal controls over financial reporting for fiscal year 2006, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for fiscal year 2006, review of financial statements included in the Company’s Registration Statement on Form S-3 and amendments thereto filed in fiscal year 2006, and regulatory and statutory engagements related to the aforementioned statements.

Audit-Related Fees.   Audit-related fees include fees for assurance and related services that are related to the performance of the audit of the financial statements, but are not reported under audit fees. These services include audits of the Company’s retirement plans, common area maintenance audits for office buildings owned by the Company and audits of financial statements and internal controls for the mortgage banking activities of Central Pacific HomeLoans, Inc.

Tax Fees.   Tax fees include only fees the Company incurred for professional services rendered for preparation of the Company’s tax return, tax filings, and tax consulting.

All Other Fees.   All other fees include the aggregate fees billed for services rendered by KPMG LLP other than those services covered above.

	Year Ended December 31, 2006		Year Ended December 31, 2005
	Amount	Percent Approved by Audit Committee	Amount	Percent Approved by Audit Committee
Audit Fees	$1,376,000	100%	$1,376,000	100%
Audit-Related Fees	$109,100	100%	$68,700	100%
Tax Fees	$52,500	100%	$146,800	100	%(1)
All Other Fees	None	—%	None	—%

(1)          Excludes $5,000 paid to KPMG LLP relating to tax services performed for Hawaii HomeLoans, Inc. for which KPMG LLP had been engaged directly by Hawaii HomeLoans, Inc. prior to their acquisition by the Company in 2005.

The Audit Committee of the Board established a policy in 2003 to pre-approve all services provided by KPMG LLP. Each service to be provided by KPMG LLP is presented for pre-approval at the Audit Committee’s regular meeting or presented to the Chair of the Audit Committee for pre-approval under delegated authority and presented to the Audit Committee at their next regular meeting. All engagements with KPMG LLP that commenced during 2004 and since then have been pre-approved in accordance with the pre-approval policy, except as described in footnote (1) above.

The Audit Committee considered whether the provision of audit-related services, tax services, and all other services is compatible with maintaining the independence of KPMG LLP.

The Board has submitted its appointment of KPMG LLP for ratification by the Company’s shareholders. The affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock represented and entitled to vote at the Meeting will be required for passage of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL. UNLESS A CONTRARY CHOICE IS SPECIFIED, PROXIES SOLICITED BY THE BOARD WILL BE VOTED “FOR” THIS PROPOSAL.

PROPOSAL 3

AMENDMENT OF CENTRAL PACIFIC FINANCIAL CORP.
2004 STOCK COMPENSATION PLAN

On February 28, 2007, the Board, subject to approval of the Company’s shareholders at the Meeting, adopted a resolution approving an amendment to the Central Pacific Financial Corp. 2004 Stock Compensation Plan (the “Plan”) in order to increase the number of shares available for issuance pursuant to awards granted under the Plan from 1,500,000 to 2,500,000 (the “Amendment”). The central objectives of the Company’s compensation plans are to link compensation to the performance of the Company, to attract and retain highly qualified executives and employees critical to the Company’s long-term success, and to align executives’ and employees’ long-term interests with those of shareholders. One important component of the Company’s compensation is the granting of awards under the Plan. As of January 1, 2007 there were 845,059 shares available for issuance pursuant to awards under the Plan. The Plan is expected to remain effective until 2014. In order to continue granting awards under the Plan it is necessary to increase the number of shares available for issuance pursuant to awards granted under the Plan. The Board unanimously recommends that the shareholders approve the Amendment in order to permit the Company to continue to compensate its officers, directors and employees.

The purpose of the Plan is to promote the success and enhance the value of the Company by linking the interests of participants to those of the Company’s shareholders and by providing participants with incentive for outstanding performance. Subject to the discretion of the committee that administers the Plan, the Plan provides for the award of incentive stock options (or “ISOs”), non-qualified stock options, stock appreciation rights (or “SARs”), restricted stock, restricted stock units, performance shares, performance units and stock-based awards.

Set forth below is a summary of certain important features of the Plan, as amended. This summary is qualified in its entirety by reference to the full text of the Amendment and the Plan, a copy of which, as amended assuming stockholder approval of the Amendment, has been filed electronically with the SEC as an exhibit to this Proxy Statement and may be obtained by writing to the Company at: Central Pacific Financial Corp., Attn: Investor Relations, P.O. Box 3590, Honolulu, Hawaii 96811.

Administration

The Plan shall be administered by the Board’s Compensation Committee (the “Compensation Committee”). However, if a member of the Compensation Committee is not an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code (the “Code”) or is not a “non-employee director” within the meaning of Rule 16b-3 under the U.S. Securities Exchange Act of 1934, as amended, the Compensation Committee may from time to time delegate some or all of its functions under the Plan to a committee or subcommittee composed of members that meet the relevant requirements. The Compensation Committee will have the authority to interpret the terms and intent of the Plan, determine who will receive awards and adopt rules, regulations and guidelines for the administration of the Plan.

The Compensation Committee may delegate to one or more of its members or officers of the Company or to one or more agents or advisors such administrative duties as it may deem advisable. Except with respect to awards to certain officers, directors or beneficial owners of more than 10% of the Company’s securities, the Compensation Committee may by resolution authorize one or more officers of the Company to designate who will receive awards and to determine the size of the award.

All actions, interpretations and determinations made by the Compensation Committee shall be final, conclusive and binding.

Amendment and Termination

The Compensation Committee or the Board may alter, amend, modify, suspend or terminate the Plan in whole or in part at any time; provided, however, that options may not be repriced, replaced or regranted through cancellation without prior shareholder approval and that an amendment may not adversely affect in a material way any outstanding award without the written consent of the participant. In addition, no amendment can be made without shareholder approval if shareholder approval is required by law, regulation or stock exchange rule.

Eligibility

The Compensation Committee may grant awards to any employee, director, or independent contractor of the Company or any of its subsidiaries or affiliates.

Shares Subject to the Plan; Other Limitations on Awards

The total number of shares of common stock that may be delivered pursuant to awards granted under the Plan is currently 1.5 million shares (2.5 million shares, if amendment is approved). The shares available to be delivered under the Plan may be authorized and unissued shares or treasury shares. The maximum number of shares of common stock that may be delivered pursuant to stock-settled awards that are not stock options or SARs is 1,250,000 shares. The maximum aggregate number of shares of common stock that may be granted pursuant to any award in any one fiscal year to any one participant under the Plan is 200,000 shares.

If any award granted under the Plan expires, is forfeited or cancelled, or otherwise terminates without the issuance of shares, the shares subject to such award will again be available for grant under the Plan. In addition, if any award that is granted under the Plan is settled in cash in lieu of shares or is exchanged with the Compensation Committee’s permission for an award not involving shares, the shares subject to such award shall again be available for issuance under the Plan. Further, if the option exercise price or tax withholding requirements with respect to an award are satisfied by tendering shares, or if a SAR is exercised, only the number of shares issued (net of the shares tendered) will be subtracted from the maximum number of shares available for awards under the Plan.

The maximum number of shares available to be delivered under the Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional shares or credited as additional restricted stock, restricted stock units, performance shares or stock-based awards.

The number of shares reserved and available for awards is subject to equitable adjustment at the discretion of the Compensation Committee in connection with any transaction or event that affects the common stock (including, but not limited to, a merger, consolidation, reorganization, recapitalization, separation, stock dividend, stock split, split up, spin-off, combination of shares, exchange of shares or other like change in capital structure) which may be required in order to prevent dilution or enlargement of rights.

Types of Awards

Options granted under the Plan may be either an option intended to be an ISO within the meaning of Section 422 of the Code or a non-qualified stock option. Options entitle the recipient to purchase shares of common stock at the exercise price specified in the award agreement. The Compensation Committee at its discretion determines the number of option shares, term of the option (which shall not be more than 10 years from the date of grant), exercise price (which shall not be less than 100% of the fair market value of the underlying shares at the time of grant), vesting schedule and other terms and conditions. The Compensation Committee may impose restrictions, as it may deem advisable, on the shares acquired pursuant to the exercise of an option, including but not limited to requiring the recipient to hold shares acquired pursuant to exercise for a specified period of time.

SARs entitle the recipient to receive amounts based upon the appreciation in the common stock over the exercise price specified in the award agreement. SARs may be either freestanding SARs or tandem SARs (which are granted in connection with an option grant and may be exercised for all or part of the shares subject to the related option upon the surrender of the right to exercise the equivalent portion of the related option). The Compensation Committee at its discretion determines the number of SARs, term of the SARs (which shall not be more than 10 years from the date of grant), exercise price (which shall not be less than 100% of the fair market value of the underlying shares at the time of grant), vesting schedule, form of payment (in cash or equivalent value in shares), rights to dividend equivalents and other terms and conditions. The Compensation Committee may impose restrictions, as it may deem advisable, on the shares acquired pursuant to the exercise of an SAR, including but not limited to requiring the recipient to hold shares acquired pursuant to exercise for a specified period of time.

Restricted stock is a stock grant that is registered in a recipient’s name, but that is subject to certain transfer and/or forfeiture restrictions for a period of time as specified in the recipient’s award agreement, and any other conditions and restrictions that the Compensation Committee may impose. A restricted stock unit is an unfunded, unsecured right to receive the value of a share of common stock at a future date, subject to any conditions and restrictions that the Compensation Committee may impose. The Compensation Committee at its discretion determines the number of shares of restricted stock or restricted stock units, applicable restrictions, term of the restriction period, voting rights during the restriction period (in the case of restricted stock only), rights to dividends (or dividend equivalents in the case of restricted stock units) during the restriction period, form of payment, any applicable purchase price, any applicable performance goals and other terms and conditions, including any holding requirements or sale restrictions placed on the shares upon vesting of such restricted stock or restricted stock units.

A performance share is a hypothetical share unit with an initial value equal to the fair market value of a share of common stock as of the date of grant which entitles the recipient to a payout equal to the value and number of performance shares earned by the recipient over a specified performance period, determined by the extent to which the recipient achieves certain performance goals. A performance unit is a unit of value with an initial value as of the date of grant as may be established by the Compensation Committee which entitles the recipient to a payout equal to the value and number of performance units earned by the recipient over a specified performance period, determined by the extent to which the recipient achieves certain performance goals. The Compensation Committee at its discretion determines the number and value of performance shares or performance units granted to a participant, term of the performance period, applicable performance goals, any applicable purchase price, rights to dividend equivalents during the performance period, form of payment, and other terms and conditions, including any holding requirements on the shares received pursuant to such award.

The Compensation Committee may grant other types of stock-based awards in such amounts, and subject to such terms and conditions, that it may determine at its discretion. Such awards shall be valued on the value of a share, as determined by the Compensation Committee in its sole discretion and conditioned upon performance periods and goals, and may be payable in cash, shares or a combination of cash and shares as may be determined by the Compensation Committee in its sole discretion. Stock-based awards may serve as the basis for formulating short-term or long-term, performance-based bonus arrangements. The Compensation Committee may impose restrictions, as it may deem advisable, on the shares acquired pursuant to the payout of stock-based awards.

Performance Measures

As determined at the discretion of the Compensation Committee, the terms and conditions of awards under the Plan may be conditioned upon the attainment of certain performance goals. In the case of awards (other than options and SARs) that are intended to be “qualified performance-based compensation” to “covered employees”, as both terms are defined in Section 162(m) of the Code, the performance measures are limited to one or more, separately or in combination, of the following performance measures: (a) earnings per share (actual or targeted growth); (b) net income after capital costs; (c) net income (before or after taxes); (d) return measures (including, but not limited to, return on assets, risk-adjusted return on capital or return on equity); (e) efficiency ratio; (f) full time equivalency control; (g) stock price (including, but not limited to, growth measures and total shareholder return); (h) noninterest income compared to net interest income ratio; (i) expense targets; (j) margins; (k) operating efficiency; (l) EVA®; (m) credit quality measures; (n) customer satisfaction; (o) loan growth; (p) deposit growth; (q) net interest margin; (r) fee income; (s) operating expense; and (t) credit quality. In addition, the Compensation Committee may consider the following individual unit/production performance measures: cost per dollar loan growth; cost per dollar deposit growth; revenue per personnel; operating expense to group budget; service levels (group); and personal performance. The performance measures may apply to the Company as a whole or any subsidiary, affiliate, or business unit of the Company, as the Compensation Committee deems appropriate in its sole discretion. The Compensation Committee has the authority to provide for accelerated vesting of any award based on the achievement of the specified performance goals. Awards that are designed to be considered “qualified performance-based compensation” that are held by “covered employees”, as both terms are defined in Section 162(m) of the Code, may not be adjusted upward, but the Compensation Committee may, in sole discretion, adjust awards downward. In the event that the Compensation Committee determines that it is advisable to grant awards that shall not constitute “qualified performance-based compensation”, the Compensation Committee may make such grants without satisfying the requirements of Section 162(m) of the Code.

Change In Control

In the event of a “change in control” (within the meaning of the Plan) of the Company, unless otherwise determined by the Compensation Committee and provided under the award agreement: (a) options and SARs will immediately vest and, if the participant is terminated without “cause” (within the meaning of the Plan) from employment within one year of the change in control, such options and SARs will be exercisable within one year of such termination (or, if lesser, the remaining term of the options and SARs); (b) restricted stock and restricted stock units will immediately vest; and (c) performance shares and performance units, and other awards conditioned upon performance goals or restrictions, will be deemed to have been fully earned as of the effective date of the change in control and become payable, subject to proration based upon the length of time elapsed within the applicable performance period.

U.S. Federal Tax Implications of Option Awards and SARs

The following is a brief description of the U.S. federal income tax consequences generally arising with respect to the grant of options or SARs.

The grant of an option or SAR will create no tax consequences for the recipient or the Company. A recipient will not recognize taxable income upon exercising an ISO (except that the alternative minimum tax may apply). Upon exercising an option (other than an ISO) or SAR, the recipient generally will recognize ordinary income equal to the excess of the fair market value of the freely transferable and nonforfeitable shares (and/or cash or other property) acquired on the date of exercise over the exercise price.

Upon a disposition of shares acquired upon exercise of an ISO before the end of the applicable ISO holding periods, the recipient generally will recognize ordinary income equal to the lesser of (i) the excess of the fair market value of the shares at the date of exercise of the ISO over the exercise price, or (ii) the amount realized upon the disposition of the ISO shares over the exercise price. Otherwise, a recipient’s disposition of shares acquired upon the exercise of an option (including an ISO for which the ISO holding periods are met) or SAR generally will result in short-term or long-term (which will always be the case for ISOs if the holding periods are met) capital gain or loss measured by the difference between the sale price and the recipient’s tax basis in such shares (the tax basis in option shares generally being the exercise price plus any amount recognized as ordinary income in connection with the exercise of the option).

The Company generally will be entitled to a tax deduction equal to the amount recognized as ordinary income by the recipient in connection with the exercise of an option or SAR. The Company generally is not entitled to a tax deduction with respect to any amount that represents a capital gain to a recipient or that represents compensation in excess of $1 million paid to “covered employees” that is not “qualified performance-based compensation” under section 162(m) of the Code. Accordingly, the Company will not be entitled to any tax deduction with respect to an ISO if the recipient holds the shares for the ISO holding periods prior to disposition of the shares and may not be entitled to any deduction with respect to certain options or SARs that may be exercised by “covered employees.”

ADOPTION OF THE AMENDMENT TO THE PLAN WAS UNANIMOUSLY APPROVED BY THE BOARD, SUBJECT TO RECEIPT OF SHAREHOLDER APPROVAL. APPROVAL OF THE AMENDMENT TO THE PLAN WILL REQUIRE THE AFFIRMATIVE VOTE OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK PRESENT IN PERSON OR BY PROXY AND ENTITLED TO VOTE AT THE MEETING.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL.

PROPOSALS OF SHAREHOLDERS

Shareholder proposals intended to be included in the Company proxy statement and voted on at the Company’s regularly scheduled 2008 annual meeting of shareholders must be received at the Company’s offices at 220 South King Street, Honolulu, Hawaii 96813, Attention: Corporate Secretary, by no later than 120 calendar days before the first anniversary date of the release of  this Proxy Statement, (i.e. by no later than December 8, 2007) pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended. Applicable SEC rules and regulations govern the submission of shareholder proposals and the Company’s consideration of them for inclusion in next year’s proxy statement and form of proxy.

The Company’s Restated Bylaws contain procedures that shareholders must follow to present business at a meeting of shareholders if such business is not specified in the proxy statement. A shareholder may obtain a copy of these procedures from the Company’s Corporate Secretary. In addition to other applicable requirements, for business to be properly brought before the 2008 annual meeting of shareholders, a shareholder must give notice of the matter to be presented at the meeting in a proper written form to the Company’s Corporate Secretary. The Corporate Secretary must receive this written notice at the principal offices of the Company not less than 90 calendar days nor more than 120 calendar days prior to the anniversary date of the preceding year’s annual meeting. Shareholder proposals not made in accordance with these requirements may be disregarded by the chairperson of the meeting.

OTHER BUSINESS

The Board knows of no other business that will be presented for consideration at the Meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the Meeting, it is the intention of the persons named in the accompanying form of Proxy to vote the shares represented thereby on such matters in accordance with the recommendation of the Board.

Incorporation by Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing by the Company under the U.S. Securities Act of 1933, as amended, or the U.S. Securities Exchange Act of 1934, as amended, the sections of this Proxy Statement entitled “Compensation Discussion and Analysis”, “Report of the Compensation Committee” and “Report of the Audit Committee” will not be deemed incorporated, unless specifically provided otherwise in such filing.

Dated: March 29, 2007	CENTRAL PACIFIC FINANCIAL CORP.

RONALD K. MIGITA
Chairman

CLINT ARNOLDUS
Vice Chairman and Chief Executive Officer

APPENDIX A

CENTRAL PACIFIC FINANCIAL CORP.
STANDARDS REGARDING DIRECTOR INDEPENDENCE

A.              In order to qualify as independent, a Director (“Director”) of Central Pacific Financial Corp. (“CPF”) or Central Pacific Bank (“CPB”) must meet all of the following criteria:

1.                The Board of Directors of CPF and CPB must affirmatively determine that the Director has no material relationship with CPF, either directly or as a partner, shareholder or officer of an organization that has a relationship with CPF.

Note: Under the NYSE Corporate Governance Standards, in order for any Director to qualify as “independent” the Board must affirmatively determine that the Director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company or any subsidiary of the Company). In making its independence determination, the Board should broadly consider all relevant facts and circumstances. In particular, when assessing the materiality of a Director’s relationship with the Company, the Board should consider the issue not merely from the standpoint of the Director, but also from that of persons or organizations with which the Director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others. Ownership of a significant amount of stock in the Company is not, by itself, however, a bar to an independence finding. The identity of the independent Directors and the basis for the Board’s determination that a relationship is not material must be disclosed in the Company’s annual proxy statement.

None of the following relationships shall be considered to be a material relationship that would cause a director not to be independent (provided such relationships do not otherwise conflict with any independence standards set by the New York Stock Exchange, the Securities and Exchange Commission, or by any other applicable law, rule or regulation):

a.                  Service by a Director as an executive officer, employee or equity owner of a company that has made payments to or received payments from CPF or CPB or any subsidiary or affiliate of CPF or CPB, so long as the payments made or received during such other company’s last three fiscal years are not in excess of the greater of $1 million or 2% of such other company’s consolidated gross revenues for such other company’s fiscal year in which the payments were made.

b.                 Service by a Director solely in the position of director, trustee, advisor or similar position, of a business or entity that engages in a transaction with CPF or CPB or any subsidiary or affiliate of CPF or CPB, provided a majority of the directors of that business or entity do not comprise a majority of the directors of CPF or CPB or any subsidiary or affiliate of CPF or CPB.

c.                  Extensions of credit by CPB to a Director, or a company of which a Director is an executive officer, employee or equity owner, or maintenance at CPB by a Director, or a company of which a Director is an executive officer, employee or equity owner, of deposit, checking, trust, investment, or other accounts with CPB, in each case on terms that are substantially similar to those available to similarly situated customers of CPB.

d.                 Referrals by a Director of clients, business or personal acquaintances or family members to CPF or CPB or any other subsidiary or affiliate of CPF or CPB.

e.                  Service by a Director solely in the position of director, trustee, advisor or similar position of a tax-exempt organization to which CPF or CPB or any subsidiary or affiliate of CPF or CPB makes contributions.

f.                    Any other transaction or relationship between a Director and CPF or CPB or any subsidiary or affiliate of CPF or CPB in which the amount involved does not exceed $10,000.

2.                The Director is not employed by CPF nor was employed by CPF within the last 3 years.

3.                None of the Director’s immediate family members is an executive officer of CPF nor was an executive officer of CPF within the last 3 years.

4.                Within the last 3 years, the Director has not received more than $100,000 during any twelve-month period in direct compensation from CPF, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

5.                Within the last 3 years, none of the Director’s immediate family members has received more than $100,000 during any twelve-month period in direct compensation from CPF, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

Note: Compensation received by an immediate family member for service as a non-executive employee of CPF need not be considered in determining independence.

6.                The Director is not a current partner of a firm that is CPF’s internal or external auditor.

7.                None of the Director’s immediate family members are a current partner of a firm that is CPF’s internal or external auditor.

8.                The Director is not a current employee of a firm that is CPF’s internal or external auditor.

9.                The Director does not have an immediate family member who is an employee of a firm that is CPF’s internal or external auditor, and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice.

10.         Within the last 3 years, the Director was not a partner or employee of a firm that is or was CPF’s internal or external auditor, who personally worked on CPF’s audit within that time.

11.         Within the last 3 years, no immediate family member of the Director was a partner or employee of a firm that is CPF’s internal or external auditor, who personally worked on CPF’s audit within that time.

12.         The Director does not serve, and within the last 3 years has not served, as an executive officer of another company (excluding CPF companies) in which any present CPF executive officer serves on that other company’s compensation committee.

13.         None of the Director’s immediate family members is, nor within the last 3 years has been, employed as an executive officer of another company (excluding CPF companies) in which any present CPF executive officer serves on that other company’s compensation committee.

14.         The Director is not a current employee of a company that has made payments to, or received payments from, CPF for property or services in an amount which, in any of the last 3 fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Note: Both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year of such other company. The look-back provision for this test applies solely to the financial relationship between CPF and the director or immediately family member’s current employer; a listed company need not consider former employment of the director or immediate family member.

Note: Contributions to tax exempt organizations shall not be considered “payments”, provided however, that CPF must disclose in its annual proxy statement, any such contributions made by CPF to any tax exempt organization in which any independent director serves as an executive officer if, within the preceding 3 years, contributions in any single fiscal year from CPF to the organization exceeded the greater of $1 million or 2% of such tax exempt organization’s consolidated gross revenues.

15.         None of the Director’s immediate family members is a current executive officer of a company that has made payments to, or received payments from, CPF for property or services in an amount which, in any of the last 3 fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Note: Same “Notes” in number 14 above apply to this number 15.

B.               In order to qualify as independent for purposes of the audit committee, a Director must meet all of the following additional independence criteria:

1.                Other than in his or her capacity as a member of the Board or any Board committee, a Director must not accept or have accepted, directly or indirectly, any consulting, advisory, or other compensatory fee from CPF.

Note: Compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with CPF (provided that such compensation is not contingent in any way on continued service). Note: The term indirect acceptance by a member of an audit committee of any consulting, advisory or other compensatory fee includes acceptance of such a fee by a spouse, a minor child or stepchild or a child or stepchild sharing a home with the member of by an entity in which such member is a partner, member, an officer such as a managing director occupying a comparable position or executive officer, or occupies a similar position (except limited partners, non-managing members and those occupying similar positions who, in each case, have no active role in providing services to the entity) and which provides accounting, consulting, legal, investment banking or financial advisory services to CPF or any of its subsidiaries.

2.                A Director must not be affiliated with CPF or any subsidiary of CPF.

Note: An audit committee member that sits on the board of directors of a listed issuer and an affiliate of the listed issuer is exempt from this requirement if the member, except for being a director on each such board of directors, otherwise meets the independence requirements for each such entity, including the receipt of only ordinary-course compensation for serving as a member of the board of directors, audit committee or any other board committee of each such entity.

When used above the following terms shall have the following meanings:

“affiliate of” or “affiliated with”, a specified person, means a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified. A person is not deemed to be in control of a specified person if the person is not the beneficial owner, directly or indirectly, of more than 10% of any class of voting equity securities of the specified person, and is not an executive officer of the specified person. The following are deemed affiliates: an executive officer of an affiliate; a director who is also an employee of an affiliate; a general partner of an affiliate, and a managing member of an affiliate. [See Securities Exchange Act of 1934, Rule 10-A-3] The term “affiliate” also includes a subsidiary, sibling company, predecessor, parent company, or former parent company. [See NYSE Corporate Governance Standards]

“Company” and “CPF” means and includes Central Pacific Financial Corp. and its affiliates and subsidiaries.

“executive officer” means and includes as to Central Pacific Financial Corp., its chief executive officer, president, any vice president in charge of a principal business unit, division or function (such as sales, administration or finance), any other officer who performs a policy making function or any other person who performs similar policy making functions for Central Pacific Financial Corp. Executive officers of affiliates and subsidiaries of Central Pacific Financial Corp. may be deemed executive officers of Central Pacific Financial Corp. if they perform such policy making functions for Central Pacific Financial Corp. [See Securities Exchange Act of 1934, Rule 3b-7]

“immediate family member(s)” means and includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who share such person’s home (when applying the look-back provisions, one need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitateed)

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 22, 2007
6:00 p.m. Hawaii time

Carnation Room
of the
Ala Moana Hotel
410 Atkinson Drive
Honolulu, Hawaii

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 22, 2007.

If no choice is specified, the proxy will be voted ‘‘FOR’’ Items 1, 2 and 3.

By signing the proxy, you revoke all prior proxies and appoint Clint Arnoldus, Dean K. Hirata and Glenn K. C. Ching and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and at any and all adjournments thereof.

See reverse for voting instructions.

  Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	Election of	01 Clint Arnoldus	04 Ronald K. Migita	☐	Vote FOR		☐	Vote WITHHELD
	Class I	02 Christine H. H. Camp Friedman	05 Maurice H. Yamasato		all nominees			from all nominees
	directors:	03 Dennis I. Hirota			(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered			☐	For	☐ Against	☐	Abstain
public accounting firm for the fiscal year ending December 31, 2007.
3.	To amend the Company’s 2004 Stock Compensation Plan to increase the number of			☐	For	☐ Against	☐	Abstain
shares available for awards from 1.5 million to 2.5 million.
4.	To transact such other business as may properly come before the Meeting and at any and all adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:					Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, May 22, 2007
6:00 p.m. Hawaii time

Carnation Room
of the
Ala Moana Hotel
410 Atkinson Drive
Honolulu, Hawaii

Voting Instructions to Trustee

Central Pacific Bank
401(k) Retirement Savings Plan

I hereby direct The Vanguard Group, as Trustee of the Central Pacific Bank 401(k) Retirement Savings Plan, to vote at the Annual Meeting of Shareholders of Central Pacific Financial Corp. as indicated on the reverse side of this card, any shares allocated to my account in the Plan. The Trustee will vote these shares as I direct. If no direction is given to the Trustee, the Plan’s Trustee will vote my shares held in the Plan in the same proportion as votes received from other participants in the Plan.

This voting instruction card is furnished in connection with the solicitation of proxies by the Board of Directors of the Company. I understand this card must be returned to the Trustee by noon Central Time on May 17, 2007 if my voting instructions are to be honored. If it is not received by the Trustee, or if it is received but the voting instructions are invalid, the shares of stock with respect to which I could have directed the Trustee shall be voted by the Trustee in accordance with the terms of the Plan. The Trustee is hereby directed to vote as indicated on the following proposals which are more fully described in the Company’s Notice of Annual Meeting of Shareholders and Proxy Statement. The undersigned hereby acknowledges receipt of the Proxy Statement for the Annual Meeting.

See reverse for voting instructions.

  Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	Election of	01 Clint Arnoldus	04 Ronald K. Migita	☐	Vote FOR		☐	Vote WITHHELD
	Class I	02 Christine H. H. Camp Friedman	05 Maurice H. Yamasato		all nominees			from all nominees
	directors:	03 Dennis I. Hirota			(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered			☐	For	☐ Against	☐	Abstain
public accounting firm for the fiscal year ending December 31, 2007.
3.	To amend the Company’s 2004 Stock Compensation Plan to increase the number of			☐	For	☐ Against	☐	Abstain
shares available for awards from 1.5 million to 2.5 million.
4.	To transact such other business as may properly come before the Meeting and at any and all adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box ☐ Indicate changes below:					Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.